FORM OF

FRANCHISE AGREEMENT

Location of the Premises:

Agreement Date

Franchisee

Business Address

Type of Legal Entity (if applicable)

State in which entity organized (if applicable)

Shareholder / Partner / Member Name	Ownership Percentage

%
(the “Operating Principal”)

%

%

%

%

Appendix A – Opening Deadline, Delivery/Catering and Advertising Area, and Site Selection Area

Appendix B – Personal Guarantee

Appendix C – Sample of Non-Disclosure and Non-Competition Agreement

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Pizza Fusion Holdings, Inc.
Franchise Agreement

This Franchise Agreement (the “Agreement”) is entered into as of the Agreement Date shown on the cover page between Pizza Fusion Holding, Inc., a Florida corporation, and the individual or legal entity identified on the cover page (“Franchisee”). If Franchisee is a corporation, partnership, or limited liability company, then the Franchisee’s owner(s) are also identified on the cover page.

In this Agreement, “we,” “us” and “our” refers to Pizza Fusion Holding, Inc., the franchisor. “You” and “your” refers to the Franchisee. “Owners” means the person(s) listed on the cover page and all other persons whom we may subsequently approve to acquire an interest in Franchisee. “Operating Principal” means the person designated as the Operating Principal on the cover page and who meets the criteria in Section 6.15 of this Agreement.

RECITALS

A. We are in the business of franchising others to operate “Pizza Fusion” restaurant businesses, which feature a competitively priced menu of organic and all-natural gourmet pizza and related food specialties, and standards and methods of operation designed to be “green,” and which are operated in buildings that bear our interior and/or exterior trade dress (each a “Restaurant” or “Franchised Business”).

B. We have developed a distinctive set of specifications and operating procedures (collectively, the “System”) for Restaurants. The distinguishing characteristics of the System include: dough, sauce, and other recipes and products that are prepared or manufactured in accordance with our proprietary and/or secret recipes, trade secrets, standards, and specifications that we deem secret (“Secret Recipe Products”) and other designated and approved products; standards and procedures for business operations, including “green” design, construction, and operating practices; equipment layouts, graphics packages and signage, distinctive interior and exterior design and accessories, quality and uniformity of products and services offered; procedures for management and inventory control; training and assistance; advertising and promotional programs; and customer development and service techniques. These are not necessarily all of the elements of the System. We may change, improve, add to, delete from, and further develop the elements of the System from time to time.

C. We identify the businesses operating under the System by means of the “Pizza Fusion” name and certain other trademarks, service marks, trade names, signs, logos, and other indicia of origin (collectively, the “Proprietary Marks”). We may designate other trade names, service marks, and trademarks (and also periodically delete old names and marks) as Proprietary Marks.

D. You understand the importance of our high standards of quality, appearance, and service and the necessity of operating your Franchised Business in accordance with this Agreement and our standards, specifications and procedures.

Therefore, the parties, who each intend to be legally bound by this Agreement, and for good and valuable consideration, now agree as follows:

1. RIGHTS GRANTED

1.1. Grant of Franchise.

1.1.1 We grant you the right, and you accept the obligation, to use the Proprietary Marks and the System to operate one Restaurant (the “Franchised Business”) at the Premises, in accordance with the terms of this Agreement. The term “Premises” means the location shown on the cover page to this Agreement or a location that is determined under process set out in Section 4.1 below.

1.1.2 Your rights under this Agreement have limits, such as the following:

(a) You have no right to operate the Franchised Business at any location other than the Premises, as described in Section 1.2 below;

(b) You have no right to sublicense either the Proprietary Marks or the System to anyone else; and

(c) You have no right to use the Proprietary Marks or the System in any manner except as expressly authorized under this Agreement.

1.2. Activities of Franchised Business.

1.2.1 You may operate the Franchised Business only from the Premises, only in accordance with the requirements of this Agreement and the procedures and terms and conditions set forth in the Pizza Fusion Manuals, and only to sell Products to: (a) retail customers for consumption on the Premises or for personal, carry out consumption; and (b) catering and delivery customers who are located within the area specified in Exhibit A as the “Delivery/Catering and Advertising Area”. We may specify terms and conditions for catering and delivery activities, which may include guidelines and requirements relating to insurance coverage, vehicle use in such activities, and use of a third party phone order processing center as we may require. Without our prior written approval, you may not engage in any other type of sale, including, but not limited to: selling, distributing, or otherwise providing, any services or products to third parties at wholesale, or for resale or distribution by any third party; and selling, distributing or otherwise providing any products and/or services through catalogs, mail order, toll free numbers for delivery, or electronic means (e.g., the Internet). You acknowledge and agree that the sole purpose of the Delivery/Catering and Advertising Area is to specify the geographic area in which you will be authorized to provide catering and delivery services and conduct advertising under the terms of this Agreement, and that the designation of the Delivery/Catering and Advertising Area does not grant, and will not be implied to grant, any territorial rights or protections to you or the Franchised Business, and we reserve all other rights as set forth in Section 1.3 below.

1.2.2 You may advertise and market the Franchised Business and directly solicit customers only within your Delivery/Catering and Advertising Area (subject to Section 9.3 below). You agree not to: (a) advertise or market the services of your Franchised Business outside of the Delivery/Catering and Advertising Area; and/or (b) engage in direct solicitation of customers outside of the Delivery/Catering and Advertising Area. The term “direct solicitation” includes, but is not limited to, solicitation in person, by telephone, by mail, by e-mail, the internet, or other electronic means, advertising, marketing, and by distribution of brochures, business cards or other materials.

1.2.3. If any of your advertising within the Delivery/Catering and Advertising Area is in media that will or may reach a significant number of persons outside of the Delivery/Catering and Advertising Area, you must notify us in advance and obtain our prior written consent (in addition to the requirements in Section 9.3 below). We may periodically establish rules and policies regarding such advertising.

1.3. Our Limitations and Our Reserved Rights. The rights granted to you under this Agreement are not exclusive. We and our affiliates have the right to conduct any business activities, under any name, and at (or from) any location notwithstanding those business activities’ actual or threatened impact on sales of the Franchised Business. For example, we may, among other things, on any terms and conditions we deem advisable, and without granting you any rights therein, do any or all of the following:

1.3.1 We have the right to establish, and license others to establish, Franchised Businesses at any location notwithstanding their proximity to the Franchised Business or the Premises or their actual or threatened impact on sales of the Franchised Business.

1.3.2 We have the right to establish, and license others to establish, businesses under other systems or other proprietary marks, which businesses may offer or sell products and services that are different from the principal products and services offered from the Franchised Business, and which businesses may be located within or outside the Premises, notwithstanding such business’ proximity to the Franchised Business or the Premises or their actual or threatened impact on sales of the Franchised Business.

1.3.3 We have the right to acquire and operate any business of any kind or be acquired by another business, notwithstanding such business’ actual or threatened impact on sales of the Franchised Business.

1.3.4 We have the right to establish, and license others to establish, Restaurants at any Institutional Facility (as defined below), notwithstanding such Restaurants’ proximity to the Franchised Business or their actual or threatened impact on sales of the Franchised Business. The term “Institutional Facility” is agreed to mean any outlet that primarily serves the customers located within the facility, such as captive audience facilities and limited purpose or limited access facilities, and includes among other things: airports; train or bus stations; travel plazas; factories; federal, state or local government facilities (including military bases); hospitals and other health-care facilities; stadiums and arenas; recreational facilities; schools, colleges and other academic facilities; convention centers; seasonal facilities; shopping malls; theaters; museums; and workplace cafeterias.

1.3.5 We have the right to sell and distribute, directly or indirectly, through any channels of distribution (including, but not limited to, supermarkets, gourmet shops, mail order, and on the internet) any products or services (including products and services that are the same or similar to those offered by Restaurants and using the Pizza Fusion name), from any location or to any purchaser or customer, advertise in any area (including in your Delivery/Catering and Advertising Area) and/or serve customers who reside within your Delivery/Catering and Advertising Area. You acknowledge that customers have total freedom to select the Pizza Fusion Restaurant that they wish to patronize.

1.3.6 We have the right to provide, and license others to provide, products or services to Major Accounts (as that term is defined below) at any location, notwithstanding such Major Accounts’ proximity to the Franchised Business or the Premises or their actual or threatened impact on sales at the Franchised Business. The term “Major Account” is agreed to mean any customer we designate as such, based upon our sole determination that, because such customer conducts its business at multiple locations and we deem this customer to be of strategic importance, the account, services and pricing of such customer shall be negotiated and secured either (i) by us or (ii) with our assistance, approval and oversight; as further described in Section 6.12 below.

1.4. Limitations. You agree not to engage in any of the sales activities that we have reserved to ourselves in Sections 1.3 above.

2. TERM; SUCCESSOR FRANCHISE AGREEMENTS

2.1. Term. This Agreement expires ten (10) years from the Agreement Date (the “Term”), unless it is terminated sooner as provided in other sections of this Agreement.

2.2. Successor Franchise Agreements. When this Agreement expires, you will have the option to continue the franchise relationship with us for two (2) additional terms of ten (10) years each. We may require you to satisfy any or all of the following as a condition of continuing the franchise relationship with us:

2.2.1. You must give us written notice of your desire to exercise your option not more than twelve (12) months and not less than nine (9) months before this Agreement expires.

2.2.2. You and all Owners must execute the standard form of Pizza Fusion Franchise Agreement that we are then offering to new franchisees (or the standard form that we most recently offered to new franchisees, if we are not at that time actively offering new franchises) (the “Successor Franchise Agreement”). The terms of the Successor Franchise Agreement may be substantially different from the terms of this Agreement and may require the payment of different fees.

2.2.3. You must pay all amounts owed to us, to our affiliates, and to your major suppliers; you must not be in default of this Agreement or any other agreement with us, our affiliates, or our suppliers; and you must have substantially and timely complied with all of your obligations throughout the term of each such agreement.

2.2.4. If we inspect your Franchised Business and give you notice at least six months before the end of the term of any required maintenance, refurbishing, renovating, and upgrading (including purchasing one or more new delivery vehicles); then you must complete all such required maintenance, refurbishing, renovating, and upgrading to our reasonable satisfaction no later than 60 days before expiration of the term.

2.2.5. You must pay us a discounted successor franchise fee in the amount of $7,500 or twenty-five percent (25%) of our then-current initial franchise fee (whichever is more).

2.2.6. You and all of your Owners must execute and deliver to us a general release, in a form we require, of any and all claims against us, our affiliates, and our past, present and future officers, directors, shareholders and employees arising out of or relating to your Franchised Business.

2.2.7. You, the Operating Principal, and/or your designated employees must successfully complete any additional or refresher training courses that we may require.

3. Fees

3.1. Initial Franchise Fee. You must pay us an initial franchise fee of $30,000 when you sign this Agreement. The initial franchise fee is paid in consideration of the rights granted in Section 1 and is fully earned at the time paid. You acknowledge that we have no obligation to refund the initial franchise fee in whole or in part for any reason.

3.2. Royalty

3.2.1. You must pay us a royalty fee (“Royalty”) equal to six percent (6%) of your Gross Revenues. The Royalty is in consideration of your right to use the Proprietary Marks and the System in accordance with this Agreement, and not in exchange for any specific services we render. If by reason of state or other law, we are prohibited from receiving a percentage of certain components of Gross Revenues (including alcoholic-beverage sales), you must pay us an equivalent amount by increasing the Royalty percentage applied to Gross Revenues exclusive of the prohibited components.

3.2.2. You must calculate and pay the Royalty weekly, based on your Gross Revenues for the previous Period. For purposes of this Agreement, unless otherwise designated by us in writing, a “Period” begins on Monday and ends on the following Sunday.

3.2.3. “Gross Revenues” means all revenue from the sale of all services and products and all other income of every kind and nature related to, derived from, or originating from the Franchised Business, including proceeds of any business interruption insurance policies, whether for cash or credit, and regardless of collection in the case of credit; provided, however, that “Gross Revenues” does not include any coupon sales (for which customers do not pay for product), customer refunds, sales taxes or other taxes you collected from customers and actually transmitted to the appropriate taxing authorities.

3.3. Advertising Contributions. During any Period that the Marketing Fund (as defined in Section 9.1 below) is in effect, you must make a contribution as described in Section 9.1 below equal to three percent (3%) of your Gross Revenues for the preceding Period. Additionally, during any Period that a Regional Fund (as defined in Section 9.3 below) for the area in which your Franchised Business is located is in effect, you must make a contribution as described in Section 9.2 below in such amounts as we specify in writing up to two percent (2%) of your Gross Revenues for the preceding Period; in addition, you may be required to contribute to a Regional Fund up to an additional two percent (2%) of Gross Revenues of your Franchised Business if the members of that Regional Fund vote to increase the total contribution, as provided in Section 9.3.5 below. Required contributions to the Marketing Fund and Regional Fund are referred to as “Advertising Contributions.”

3.4. Index. The parties agree that all fixed dollar amounts set out in this Agreement are subject to adjustment, up or down, depending on changes in the Index. For the purpose of this Agreement, the term “Index” is agreed to mean the Consumer Price Index (1982-84=100: all items; CPI-U; all urban consumers) published by the U.S. Bureau of Labor Statistics (or if the Index is no longer published, a successor index that we may reasonably specify in the Manuals or otherwise in writing). We have the right to decide whether or not to make adjustments to fixed dollar amounts set out in this Agreement and if we decide to invoke that right, we will make changes not more than once each year by sending you written notice of the change.

3.5. Due Date for Payment. Your Royalty payments and Advertising Contributions are due by the first (1st) day after the end of each Period (or the next business day if the first day is a Sunday or federal holiday) (as of the Agreement Date, the due date is Monday of each week). You must pay all other amounts due to us as specified in this Agreement or, if no time is specified, such amounts are due upon receipt of an invoice from us.

3.6. Method of Payment. You must make all payments to us by the method or methods that we specify from time to time. We require payment via wire transfer or electronic debit to your bank account, and you must maintain sufficient balance in your operating account to meet the payment requirements. You must furnish us and your bank with all authorizations necessary to effect payment by the methods we specify. You may not, under any circumstances, set off, deduct or otherwise withhold any Royalty fees, Advertising Contributions, interest charges, or any other monies payable under this Agreement on grounds of our alleged non-performance of any obligations. Additionally, you authorize us to charge against any of your credit cards any amounts due to us or to any of our affiliates. You agree to supply us a written list of all of your credit cards (including card number, name, and expiration date) and to update that list periodically, if there are changes to the information.

3.7. Delinquency. If any Royalties or other amounts owed to us are not paid in full by the due date, we have the right to charge interest on the overdue amount at the rate of one and one-half percent (1.5%) per month (or the maximum rate permitted by applicable law, if less than 1.5%) from the date such amount was due until paid in full. Unpaid interest charges will compound annually. In addition, we will have the right to charge a late fee for each occurrence of a payment that is more than 30 days past due, which fee will be $100 for the first such occurrence, $200 for the second such occurrence, and $300 for the third and each subsequent occurrence during the Term of this Agreement. The late fee is to compensate us for our administrative costs incurred in enforcing your obligation to pay us.

3.8. Dishonored Payments. For any amount that you must pay to us or our affiliates, if we are not able to successfully complete a wire transfer or electronic debit for such payment as described Section 3.6 above, or if a check that you issue for such payment is returned by the bank against which it was drawn, due to insufficient funds in your account(s), closure of your account(s) or any other reason resulting in the nonpayment (each a “Dishonored Payment”), we have the right to charge a fee of $100 per occurrence (a “Dishonored Payment Charge”). We will notify you of each Dishonored Payment and any Dishonored Payment Charge that we impose. We may add the Dishonored Payment Charge to the amount to be paid via the next wire transfer or electronic debit. The Dishonored Payment Charge applies in addition to any late fee and interest that we have the right to charge, or any other remedy to which we are entitled, under this Agreement, at law, or in equity.

3.9 Taxes. You are responsible for all taxes levied or assessed on you or the Franchised Business in connection with your activities under this Agreement.

3.10 Obligations Absolute. You agree that your obligations to pay us (as well as our affiliates) under this Agreement or any other agreement in connection to the Franchised Business are absolute and unconditional, and not subject to abatement or setoff for past or future claims that you may assert.

3.11 Security Agreement. Upon our written request, you agree to grant to us a first-priority security interest in all of your assets (including all proceeds thereof and after-acquired property), as security for all your monetary and other obligations to us or our affiliates arising under or relating to this Agreement or any other agreement. Such assets include all furniture, fixtures, machinery, equipment, inventory and all other property, (tangible or intangible), that you now own or later acquire, used in connection with the Franchised Business, and wheresoever located as well as all contractual and related rights you have under this Agreement and all other agreements between the parties. If we request, you must execute such financing statements, continuation statements, notices of lien, assignments or other documents as we may require in order to perfect and maintain our security interest, including but not limited to a UCC-1 Financing Statement. Alternatively, you authorize us to execute any of the foregoing financing statements, continuation statements, notices of lien, assignments, and/or other documents on your behalf, or on our own (in our name), describing the collateral in such manner as we consider appropriate. You hereby grant us an irrevocable power of attorney, coupled with an interest, to execute, in your name, any of such financing statements, continuation statements, notices of lien, assignments or other documents. You must pay all filing fees and costs for perfecting our security interest.

4. SITE SELECTION, PREPARATION, AND OPENING DEADLINE

4.1. Site Selection and Approval. You will be responsible, at your own expense, for finding and then acquiring, by lease or purchase, a suitable site at which to develop and operate your Franchised Business (the “Premises”). Any sites that you propose must be within the area identified in Exhibit A (the “Site Selection Area”). You acknowledge and agree that: (a) the sole purpose of designating a Site Selection Area is to identify the geographic area in which you intend (and, upon our written approval, will be authorized) to operate a Franchised Business under the terms of this Agreement; (b) the designation of the Site Selection Area does not grant, and will not be implied to grant, any territorial rights or protections to you or to the Franchised Business; and (c) we reserve all rights as set forth elsewhere in this Agreement, including but not limited to those described in Section 1.3 above. Before committing to a site, you must obtain our written approval of the site to serve as the Premises, as described in Section 4.2 below.

4.1.1. We will give you certain assistance in connection with your selection of Premises and establishment of your Franchised Business:

(a) We will provide to you a copy of our standard site selection criteria and guidelines, including our minimum standards for Franchised Businesses.

(b) We will have the right to provide to you the degree of site selection counseling and assistance that we deem appropriate. If we (either on our own initiative or at your request) consider on-site evaluation necessary or appropriate, you agree to reimburse us for the reasonable expenses that we incur in connection with providing that on-site evaluation (including the cost of travel, lodging and meals).

(c) We will provide, at no charge, our standard image specifications for the construction of the Franchised Business, improvement of the premises, and for the layout of fixtures, furnishings, equipment, and signs. On or before the date you open the Franchised Business, you must return to us the plans and specifications we provided to you (and any copies that you may have made or shared with other parties).

4.1.2 You must submit a site review report and such other information or materials as we may reasonably require (including but not limited to, photographs, demographic information, an option contract, letter of intent, or other evidence satisfactory to us that confirms your favorable prospects for obtaining the site). We will review site approval submissions on a first-in basis.

(a) If we do not approve in writing the proposed site, you must, within 30 days after our disapproval of the proposed site, submit a new proposed site within the Delivery/Catering and Advertising Area for our review and approval.

(b) By no later than 90 days after the Agreement Date, you must have obtained our written approval of a site. If you have not done so, we may elect to terminate this Agreement, and we will not refund to you the Initial Franchise Fee or any other money paid to us.

(c) We will not unreasonably withhold approval of any site that meets our standards. You may not lease or otherwise acquire the right to occupy the proposed site without our prior written approval.

4.2 Site Lease or Acquisition. You must, within 30 days after we approve a site for the Franchised Business (but in no event later than 120 days after the Agreement Date), either by lease or purchase the approved site for the Premises, as further described below.

4.2.1 If you will occupy the Premises under a lease or sublease, you must submit the lease to us for our review and our prior written approval. Your lease (or rider to a lease) must include provisions that will:

(a) Allow us the right to elect to take an assignment of the leasehold interest upon termination or expiration of your rights under this Agreement, and that allow us (or our designee) to operate a “Pizza Fusion” restaurant upon the premises for the remaining term of the lease or sublease;

(b) Require the lessor to provide us with a copy of any written notice of deficiency under the lease sent to you, at the same time as notice is given to you (as the lessee under the lease), and which grants to us the right (but not obligation) to cure any deficiency by you under the lease within fifteen (15) business days after the expiration of the period in which you had to cure any such default should you fail to do so;

(c) Recognize your right to display and use the Proprietary Marks in accordance with the specifications required by the Manual, subject only to the provisions of applicable law;

(d) Require that the premises be used solely for the operation of a Franchised Business; and

(e) Acknowledge that, if this Agreement is terminated or expires (without you renewing your franchise rights): (i) you must take certain steps to de-identify the location as a Pizza Fusion Restaurant; and (ii) lessor will cooperate with us in enforcing your obligation to de-identity, including allowing us, our employees and/or agents to enter the premises and remove signs, décor and materials that bear or display our Proprietary Marks, designs, or logos.

4.2.2 You must deliver to us a copy of the signed lease or sublease to us within fifteen (15) days after it has been signed by you and by the lessor. You may not execute or agree to any modification of the lease or sublease that would affect our rights without our prior written approval of the modification.

4.3 Location Development and Preparation. You must construct, furnish, and open the Franchised Business as required by this Agreement and must open the Franchised Business not later than six (6) months after securing the necessary authorization and approval for permits and/or certificates. Time is of the essence.

4.3.1 You agree that you will do all of the following things:

(a) make sure that you have obtained all necessary zoning permits as well as all required building, utility, health, sign permits and licenses, and any other required permits and licenses;

(b) buy or lease Products and other materials as required under this Agreement (as well as the other specifications that we provide in writing);

(c) in accordance with Section 4.3.2 below, prepare all plans and complete construction, or remodeling, of the Franchised Business, and complete installation of all equipment in compliance with plans and specifications for the Franchised Business that we have approved, as well as all applicable federal, state and local laws, codes and regulations (including, without limitation, the applicable provisions of the ADA, zoning requirements, and permitting requirements), ordinances, building codes and permit requirements;

(d) purchase and install at the Premises all interior and exterior signage, from such suppliers, that we may designate. From time to time, we have the right to require that you purchase and install replacement or additional Signage;

(e) obtain all customary contractors’ sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services;

(f) obtain and maintain in force during the entire period of construction the insurance required under this Agreement or as otherwise specified in the Manuals;

(g) satisfy all of our pre-opening requirements, whether set out in this Agreement, the Manuals, or as we may otherwise specify;

(h) You must obtain a Certificate of Occupancy within 10 days after completing construction, unless we agree in writing to extend this deadline; and

(i) within thirty (30) days after the store opening, you agree to provide us a full written breakdown of all costs associated with the development of your Franchised Business in the form that we may reasonably require.

4.3.2 Before starting and during any construction or renovation of the Premises, you must, at your own expense, meet all of the following requirements:

(a) You must employ a qualified, licensed architect or engineer who we have designated or approved in writing to prepare, for our approval, preliminary plans and specifications for site improvement and construction of the Franchised Business based upon prototype design and image specifications we furnished to you. We will not unreasonably withhold our approval of special plans and specifications, prepared at your expense, when the Approved Location will not accommodate our standard plans and specifications, provided that such plans and specifications conform to our general design criteria. You will be responsible for the design and layout that your architect or engineer prepares. If we express an opinion about the plans or indicate our approval, it will be merely for the purpose of our own determination that your plans will satisfy our internal standards, specifications, and layout. We will not be in a position to provide any assurances, and therefore can not be deemed to have given any information about, whether your plans satisfy any federal, state, and local laws, codes and regulations (including, without limitation, the Americans with Disabilities Act (“ADA”)).

(b) After obtaining any required governmental approvals and clearances, you must submit to us, for our approval, final plans for construction based upon the preliminary plans and specifications. Once approved by us, such final plans may not be changed or modified without our prior written consent.

(c) You must employ a qualified, licensed general contractor to construct the Franchised Business and complete all improvements.

(d) Your architect or engineer must also comply with all applicable zoning, signage, seating capacity, parking requirements and alcoholic-beverage (i.e., beer and wine products that we designate or approve) licensing and storage requirements.

(e) Within 10 days after commencing construction, you must provide us with written notice of the date you began construction.

4.3.3 We may require that you provide us a written certification from your registered architect that the Franchised Business has been constructed, furnished, equipped, and decorated in accordance with approved plans and specifications.

4.3.4 We may recommend that you use a construction project manager that we designate for constructing the Premises. If we do so and you choose not to use our recommended construction manager, you must hire a general contractor who is reasonably acceptable to us and who must have the following minimum insurance coverage: (a) commercial general liability in an amount of $2,000,000 combined single limit; (b) comprehensive automobile liability for owned, hired and non-owned motor vehicles in an amount of $1,000,000 combined single limit; (c) workers’ compensation, occupational diseases and disability benefits in accordance with applicable statutory requirements; (d) employers’ liability in an amount of $1,000,000; (e) employee fidelity bond of $2,000,000; and (f) umbrella form excess liability insurance in excess of the limits provided by the commercial general liability policy required above with limits of $3,000,000 per occurrence and annual aggregate.

4.3.5 Before you can open for business, you must satisfy all of our pre-opening requirements, whether they are set out in this Agreement, the Manuals, or as we may otherwise specify, and you must obtain our written approval prior to opening the Franchised Business. You must open the Franchised Business within seven days after obtaining our written approval for opening, unless we agree in writing to extend this deadline.

4.4. Our Review. Any reviews that we conduct under this Section 4 are only for our benefit. You acknowledge that our review and approval of a site, lease, sublease, design plans or renovation plans for a Franchised Business do not constitute a recommendation, endorsement, or guarantee of the suitability of that location or the terms of the lease, or sublease, or purchase agreement. You agree that you will take all steps necessary to determine for yourself whether a particular location and the terms of any lease, sublease, or purchase agreement for the site are beneficial and acceptable to you.

4.5 Opening Deadline. You must begin operating the Franchised Business by the opening deadline specified in Appendix A. The date you actually open the Franchised Business is the “Opening Date.”

4.6 Relocation and other Uses of the Premises. You may not relocate the Franchised Business from the Premises without our prior written consent. You may only use the Premises for the purpose of operating your Franchised Business and for no other purpose. You may not sublet or otherwise allow any other party to operate any enterprise at your Premises without our prior written approval.

5. TRAINING

5.1. Initial Training Program

5.1.1. Before you begin operating, the two persons who you designate (and who we find acceptable) to provide managerial responsibilities (each a “Manager Trainee”) must all successfully attend (at the same time) and successfully complete our initial training program (we may designate portions of the training program that each person must attend and successfully complete), which is held at our headquarters and/or another location(s) that we specify. One Manager Trainee must be your Operating Principal (who meets the criteria in Section 6.15 of this Agreement), unless we mutually agree otherwise. You may designate another person who will be active in the day-to-day activities and management of the Franchised Business to be the second Manager Trainee. You may ask that additional employees be allowed to attend the portions of the initial training that are designed for your employees, and we will have the right to approve or disapprove that request. All trainees must be persons that we find acceptable at all times to serve in their respective capacities. As of the Effective Date, our training program has two components, as follows:

(a) An Advanced Operations Course for your Operating Principal, which consists of up to twelve days for your Operating Principal and is conducted at our training facilities in Broward County, Florida, or at another location that we may specify in writing.

(b) A Basic Operations Course for any Manager Trainee other than your Operating Principal, which consists of up to twelve days of training and is conducted at our training facilities in Broward County, Florida, or at another location that we may specify in writing. Your Manager Trainees (other than your Operating Principal), and such of the Franchisee’s other employees as we designate must attend this component of training.

5.1.2. We will issue a certificate of completion for each Manager Trainee who completes the initial training program we require to our satisfaction (each such person will be referred to as a “Certified Manager”). We have the right to determine whether a person has or has not successfully completed training. If you (or your personnel) fail to complete initial training to our satisfaction, we may permit you (or they) to repeat the course or allow you to send a substitute to the next available scheduled training session; however, we will have no obligation to extend the opening deadline in Section 4 for this purpose.

5.1.3. We have the right to reduce the duration or content of the training program for any trainee who has prior experience with our concept or in similar businesses. We also may allow you to train certain of your managers (which may include Certified Managers) and successors in those positions at your location.

5.1.4. Failure to complete the initial training program constitutes grounds for termination, as provided in Section 15 of this Agreement.

5.2. Opening Training and Assistance. We provide up to fourteen (14) days of pre-opening training and opening assistance at your Premises. The Operating Principal and the other Manager Trainee and such of your other employees as we designate must attend this component of training, which will begin approximately seven days before the Opening Date and conclude approximately seven days thereafter.

5.3. Additional Training by Us. We may require your Certified Managers and/or other designated persons to successfully complete additional training courses during the Term of this Agreement at a location that we specify (including an annual conference for franchisees in the System). We may also offer optional training programs. You may also request that we provide additional training at the location of your Franchised Business, and we will provide such training if we determine that we are able to do so. We may charge you a training fee and our out-of-pocket expenses for all additional training programs, whether mandatory or optional, or whether you request or we require such training, which fee shall be as set forth in the Manual or otherwise in writing.

5.4. Training by You. We have the right to specify training programs related to the System that you must conduct for your employees using approved training materials or that we will provide at our headquarters. For any training of your personnel that we conduct, you are responsible for expenses incurred while they attend training, including salaries, benefits, travel, lodging, meals, and other related expenses. We reserve the right to charge you for training additional personnel.

5.5. Training Materials and Methods. All training materials that we provide to you remain our property. We have the right to provide training programs in person, on tape, via the Internet or other electronic means, or by other means and media, as we determine.

5.6. Expenses. We will provide instructors, facilities, and materials for the initial training program at no charge, provided that all of your personnel are trained during the same training session. We reserve the right to charge a reasonable fee for training additional personnel (in excess of two), re-training persons who are repeating the course or replacing a person who did not pass. For all training, including initial training, you are responsible for any travel expenses, living expenses, wages, and other expenses incurred by your trainees.

6. OPERATIONS

6.1. Compliance with Standards. You agree to comply with all mandatory specifications and procedures set forth from time to time in our confidential operating manual (the “Manual”). You acknowledge that the accounting practices, record keeping, software, services, and operation of your Franchised Business are important to us and our other franchisees. However, you acknowledge that we have the right to vary our standards and specifications, in our reasonable judgment, to accommodate circumstances of individual franchisees.

6.2. Products and Services You May Offer. You may offer customers only the products and services that we have expressly authorized Franchised Businesses to offer, as we have the right to specify in the Manual from time to time. We have the right to change the authorized products and services, and we may designate specific products or services as optional or mandatory (including alcoholic beverages). You acknowledge that we may approve some services, products, and other items for certain franchisees and not others based on legitimate business reasons. You must use menus that meet our then-current specifications as to content, materials, finish, style, pattern, and design.

6.3. Secret Recipe Products. We have developed and may continue to develop additional Secret Recipe Products. The Secret Recipe Products are our proprietary products. In order to maintain the high standards of quality, taste, and uniformity of these products and protect the proprietary nature of these products, you agree to purchase the Secret Recipe Products only from us, our affiliates or from sources that we designate or approve and license

6.4 Sourcing of Other Products, Equipment and Supplies.

6.4.1. Without limiting Section 6.3 above, we have the right to require that all of the food items, equipment (including but not limited to vehicles used in connection with the Franchised Business), supplies, materials, and other products and services used or offered for sale at your Franchised Business: (a) meet specifications that we establish from time to time; and/or (b) be purchased only from suppliers that we have expressly approved; and/or (c) be purchased only from a single source (which may include us or our affiliates or a buying cooperative that we organize). To the extent that we establish specifications, require approval of suppliers, or designate specific suppliers for particular items, we will publish our requirements in the Manual.

6.4.2. If you would like to use or offer food items (other than the Secret Recipe Products), equipment, supplies, materials, and other products and services that we have not approved, or purchase from a vendor, supplier, distributor, or other source (together, “supplier(s)”) that we have not approved, then you must submit to us a written request for approval. We have the ongoing right to inspect any proposed supplier’s facilities and to test samples of the proposed products or services. You agree to pay us an amount not to exceed the reasonable cost of the inspection and our actual cost of testing the proposed product or service, including personnel and travel costs, whether or not we ultimately approve the supplier. We have the right to grant, deny, or revoke approval of products, services, and suppliers. We will notify you in writing of our decision as soon as practicable following our evaluation. We reserve the right to reinspect the facilities and products of any approved supplier and to revoke approval if we find that the supplier fails to meet any of our then-current criteria. If you receive a notice of revocation of approval, you agree to immediately stop buying products or services from the disapproved supplier and, in the case of revocation based on failure of products to meet our standards, you agree to dispose of your remaining inventory of the disapproved supplier’s products as we direct.

6.4.3. If you wish to test market an item that we have not approved, then, so long as we have given you our prior written approval, you may do so for so long, and on such terms, that we mutually agree upon (a “Test”), and the item so tested, and all associated formulae, plans, and materials, will become our property. If, following the Test, we determine that we will approve the tested item, then for so long as we deem that item to be an “approved item” under this Agreement, you will have the right to use that item under the terms of this Agreement; and we will have the right to use and market that item as we see fit, including but not limited to use in our own Restaurants as well as that of other licensees and franchisees, without compensation to you. You agree to sign such documents (and require your employees and any independent contractors that you have engaged to sign such documents) as we may require in order to implement the provisions of this Section 6.4.3.

6.4.4. We and our affiliates may receive payments or other compensation from suppliers on account of such suppliers’ dealings with you and other franchisees; and, we may use all amounts so received for any purpose we and our affiliates deem appropriate.

6.5. Delivery Vehicles. If you wish to use a vehicle to provide delivery services (a “Delivery Vehicle”) as part of your Franchised Business, you must comply with the specifications and standards that we may periodically prescribe in the Manuals for Delivery Vehicles. Our specifications and standards may include, among other things: designating Delivery Vehicles specific make and model; limitations on the Useful Life for a Delivery Vehicle and standards for maintenance or repair services.

6.5.1. The term “Useful Life” means the period of time after which you must stop using the Delivery Vehicle for the Franchised Business. We have the right to determine the Useful Life of any Delivery Vehicle, which may include reasonable standards as to how many model years old the vehicle may be, the appearance of the vehicle, and the performance of the vehicle. After the Useful Life, you must remove all Proprietary Marks and any other indicia associating the Delivery Vehicle with the System, and immediately purchase or lease a new Delivery Vehicle.

6.5.2. We have the right to specify the makes and models of Delivery Vehicles approved for use by our franchisees, and anticipate that we will make changes over time to reflect and take advantage of advances in technology and/or alternative energy powered vehicles.

6.6. Alcohol Permits. Before you begin operating the Franchised Business you must obtain, and at all times thereafter you must maintain, all licenses and permits required to sell, dispense, and store beer and wine beverages and be prepared to offer and sell such beer and wine products to customers at the Premises as we designate as mandatory product offerings, unless you obtain from us a written waiver of this requirement. You must comply with all laws and regulations relating to the selling, dispensing, and storing of alcoholic beverages. You must also comply with the standards, specifications, and terms that we may establish regarding the offer, sale, and presentation of alcoholic beverages, as require or approved products. You must obtain and maintain appropriate insurance coverage for you and for our benefit, including any minimum coverages that we may establish.

6.7. Image Standards. You must keep the Premises, vehicles, equipment, and uniforms used in the Franchised Business and/or by your employees in the highest degree of cleanliness, orderliness, appearance, sanitation, and repair in accordance with our standards and specifications, including but not limited to those set out in our Manuals.

6.8. Employees. Your employees must wear uniforms, or comply with such other dress code as we may require, and otherwise identify themselves with the Proprietary Marks at all times in the manner we specify while on a job for the Franchised Business.

6.9. Employment Responsibilities. You have sole responsibility for all employment decisions and functions related to your Franchised Business, including hiring, firing, compensation, benefits, work hours, work rules, record-keeping, supervision, and discipline of employees. You must take such steps as are necessary to ensure that your employees preserve good customer relations; render competent, prompt, courteous, and knowledgeable service; and meet any minimum standards that we may establish from time to time in the Manual, which may include standards as to the minimum number of employees, which we may determine, necessary to meet the anticipated volume of business and to achieve the goals of the System.

6.10. Customer Service Program. You acknowledge that providing superior customer service is a vital component of the System. You must participate in customer service programs, which we have the right to specify from time to time in the Manual. Such programs may include the use of independent evaluation service to conduct “mystery customer” quality control, customer satisfaction surveys, or any other quality control or evaluation programs. If you receive an unsatisfactory or failing report in connection with any such program, you must immediately implement any remedial actions we require and pay us all expenses we incurred to have the evaluation service evaluate the Franchised Business, and all expenses we may have incurred to inspect the Franchised Business thereafter.

6.11. Customer List. You must create and maintain, in such manner as we may from time to time require, a current customer list (the “Customer List”) containing as to each of your customers, such customer’s name, e-mail address, location address, telephone number and zip code (9 digits). You must provide a copy of such list to us on a quarterly basis (or at such other intervals as we may prescribe). The Customer List is, and remains, our exclusive property, you hereby assign to us all rights you now have or hereafter may acquire in the Customer List. After the expiration or termination of this Agreement, you may not retain, use or disclose the Customer List, or any of the information contained therein, without our written authorization.

6.12. Major Accounts

6.12.1. You acknowledge that our negotiation of Major Accounts, including rates and services to be performed, enhances the potential value of the System and inures to your benefit as well as to our benefit and that of other Restaurant franchisees. As noted in Section 1.3 above, we reserve the right to provide products and services to all Major Accounts. We may offer you the right to provide products and services to a Major Account within your Delivery/Catering and Advertising Area. If you accept the obligation to provide products and services to a Major Account, you must service such Major Account on our behalf, in accordance with the pricing and other terms that we negotiate with the Major Account customer. You may not enter into any relationship with a Major Account customer that we deem to conflict with the customer’s Major Account arrangement with us. We will have the right to handle all billing and collection for services performed under a Major Account arrangement. Certain Major Account customers may require that we provide additional volume rebates, which we will negotiate with the customer on a case-by-case basis. You will have the option not to provide products or services to any Major Account customer that is offered to you.

6.12.2. We may terminate your right to provide products and services to a Major Account customer at any time by giving you at least 30 days’ prior written notice, and you may terminate your right to provide products and services to a Major Account at any time by giving us at least 30 days’ prior written notice. If we elect not to offer you the opportunity to provide products or services to a Major Account, if you decline the option to accept a Major Account, if your right to provide products or services to a Major Account terminates, or if you fail to satisfy the conditions and obligations of any Major Account agreement, we have the right to service and/or authorize others to service Major Account customers within your Delivery/Catering and Advertising Area without any compensation to you. We have no obligation to permit you to provide products or services to a Major Account or to transfer any Major Account customer to you if you are subsequently willing and able to provide service.

6.13. Inspections. We have the right, at any time during normal business hours: (i) to conduct inspections of the Franchised Business; (ii) to interview your employees, work crews, and customers; and (iii) to review your business records, including those maintained electronically or off premises. We can initiate these actions with or without prior notice to you. You must cooperate with such inspections by giving our representatives unrestricted access and rendering such assistance as our representatives may reasonably request. If we notify you of any deficiencies after the inspection, you must promptly take steps to correct them. If you fail to correct any deficiencies within a reasonable time, we have the right to correct such deficiencies and to invoice you for our expenses.

6.14. Compliance with Laws. You agree to operate the Franchised Business in full compliance with all applicable municipal, county, state, and federal laws, rules, regulations, and ordinances. You have sole responsibility for such compliance despite any information or advice that we may provide. (To the extent that the requirements of those laws are in conflict with the terms of this Agreement, the Manuals, or our other instructions, you must: (a) comply with those laws; and (b) immediately give us written notice of the conflict.)

6.15. Operating Principal and Management Supervision

6.15.1. If you are a corporation, partnership or LLC, you must have an individual owner serve as your Operating Principal. The Operating Principal must own a majority of the voting and ownership interests in the franchisee entity, unless you obtain our prior written approval for the Operating Principal to hold a smaller interest. The Operating Principal must complete our training program, must have authority over all business decisions related to the Franchised Business, and must have the power to bind you in all dealings with us. You may not change the Operating Principal without our prior approval.

6.15.2. At all times that the Franchised Business is operating, it must be under the personal, on-premises supervision of the Operating Principal who is a Certified Manager, or another individual who is a Certified Manager. You may not permit the Franchised Business to be operated, managed, directed, or controlled by any other person without our prior written consent. At least one Certified Manager must devote, on a full-time basis, his or her best efforts to managing and operating the Franchised Business. Unless we agree otherwise in writing, before the Operating Principal or any other manager may manage the Franchised Business, he or she must become a Certified Manager (as provided in Section 5.1.2) and acquire any food-safety-program certification that the local, state or municipality may require, as well as any other licenses, permits, and certifications that we may require from time to time.

6.15.3 If the Certified Manager is an individual other than Operating Principal, and such Certified Manager ceases to satisfy his or her obligations under this Agreement due to death, disability, termination of employment, or for any other reason, the Operating Principal must satisfy such obligations until you designate a new Certified Manager of the Franchised Business, who is acceptable to us and has successfully completed the initial training program we require.

6.15.4. All persons with a 5% or greater ownership interest in the franchise must sign a personal guaranty on the form attached to this Agreement as Appendix B.

6.16 Maintenance of Premises. You must at all times maintain the Franchised Business in a high degree of sanitation, repair, and condition, and must make such additions, alterations, repairs, and replacements (but no others without our prior written consent) as may be required for that purpose, including, without limitation, such periodic repainting or replacement of obsolete signs, furnishings, equipment, and decor as we may reasonably direct.

6.17 Ongoing Upgrades and Refurbishments. Throughout the term of this Agreement, you must maintain all of the fixtures, furnishings, equipment, decor, and signs that we prescribe from time to time in the Manuals or otherwise in writing. If we determine that additional or replacement equipment is needed because of a change in menu items or method of preparation and service, a change in technology, customer concerns, health or safety considerations, or because of any other reason, you agree that you will install the additional equipment or replacement equipment within the reasonable time we specify.

6.18 Five-Year Refurbishment and Renovations. At our request, but not more often than once every five (5) years (and not before the fifth year after you begin operating), unless sooner required by your lease, you must refurbish the Premises, at your expense, to conform to the restaurant design, façade, signage, trade dress, color schemes, and presentation of the Proprietary Marks in a manner consistent with the then-current image for new Pizza Fusion restaurants. Such refurbishment may include structural changes, installation of new equipment and signs, remodeling, redecoration, and modifications to existing improvements, and, shall be completed pursuant to such standards, specifications, and deadlines as we may reasonably specify.

6.19. Insurance.

6.19.1. Types and Amounts of Coverage. Throughout the entire Term, you must maintain such types of insurance, in such amounts, as we may require. Such insurance is in addition to any other insurance that may be required by applicable law, your landlord, or otherwise. Policies that we require must be written by an insurance company reasonably satisfactory to us with an A.M. Best rating of “A” or better, and, must name us as an additional insured party. At a minimum, such policies must include the following:

(a) commercial general liability insurance, completed-operations and independent-contractors coverage in the amount of $1,000,000, per person/per occurrence for bodily injury and property damage combined with a general aggregate of $3,000,000.

(b) workers’-compensation coverage in the amount of at least $100,000/$500,000/$100,000, unemployment insurance and employer’s liability insurance, as well as such other insurance as may be required by statute or rule of the state in which the Franchised Business is located;

(c) fire, lightning, vandalism, theft, malicious mischief, flood (if in a special flood-hazard area), sprinkler damage, and the perils described in ex-tended-coverage insurance with primary and excess limits of not less than the full-replacement value of the supplies, furniture, fixtures, equipment, machinery, inventory, and plate glass having a deductible of not more than $1,000 and naming us as a loss payee;

(d) automobile liability insurance-including coverage of vehicles not owned by you, but used by employees in connection with the Franchised Business, with a combination of primary and excess limits of not less than $1,000,000;

(e) commercial blanket bond in the amount of $100,000; and

(f) such other insurance, in such amounts, as we reasonably require for our and your protection.

At any time, we may adjust the amounts of coverage required under such insurance policies and require different or additional kinds of insurance, including excess liability insurance.

6.19.2. Evidence of Insurance. By the dates specified below, an approved insurance company must issue a certificate of insurance showing compliance with the insurance requirements in this Section 6.19 and you must furnish us with a paid receipt showing the certificate number: (a) 30 days before beginning construction of the Premises; (b) if the Premises are constructed and presently owned or leased by you, 10 days from the Agreement Date; or (c) if the Premises are not presently owned or leased, 10 days after ownership of the Premises is conveyed to you or you sign a lease for the Premises. The certificate of insurance must include a statement by the insurer that the policy or policies may not be canceled, subject to nonrenewal, or materially altered without at least 30 days’ prior written notice to us. Upon our request, you must supply us with copies of all insurance policies and proof of payment. Every year, you must send us current certificates of insurance and copies of all insurance policies.

6.19.3. Requirements for Construction and Renovation. In connection with any construction, renovation, refurbishment, or remodeling of the Premises, you must cause the general contractor to maintain commercial general liability insurance (with comprehensive automobile liability coverage for both owned and non-owned vehicles, builder’s risk, product liability, and independent contractors coverage) with a reputable insurer. Such insurance must be in the amount of at least $1,000,000 and must name us and you as an additional named insured party, as our respective interests may appear. You must also cause the general contractor to maintain workers’ compensation and employer’s liability insurance as may be required by law.

6.19.4. Our Right to Participate in Claims Procedure. We, or our insurer, may participate in discussions with your insurance company or any claimant (in conjunction with your insurance company) regarding any claim.

6.19.5. Waiver of Subrogation. To the extent this Section may be effective without invalidating, or making it impossible to secure, insurance coverage from responsible insurance companies that are doing business in your state (even though an extra premium may result), with respect to any loss covered by insurance we and you then carry, neither party’s insurance companies have any right of subrogation against those of the other.

6.19.6. Effect of Our Insurance. Any insurance that we maintain does not in any way limit or affect your obligation to obtain and maintain the foregoing policy or policies in the amounts specified in this Section. Our performance of your obligations will relieve you of liability under the indemnity provisions set forth in this Agreement.

6.19.7. Your Failure to Maintain Insurance. If, for any reason, you fail to procure or maintain the insurance required by this Agreement (as we may revise from time to time), we have the right (but not the duty) to procure such insurance. If we do so, we may charge the cost of such insurance, plus interest at the contract interest rate, to you. Upon demand, you must immediately pay us such charges, together with a reasonable fee for our expenses in so acting.

6.19.8. Group Insurance. We may make available to you insurance coverage through group or master policies we arrange (such as relating to property and casualty, workers’ compensation, liability and health, life and disability insurance).

6.20. Vendors. You agree to promptly pay, when due, all trade creditors and vendors (including but not limited to any that are affiliated with us) that supply goods and/or services to you in connection with operating your Franchised Business.

6.21. General Advice. We will make available to you information about new developments, techniques, and improvements in the areas of operations, management, and marketing, to the same extent as we make the information available to other Restaurant franchisees in good standing. We may fulfill our obligation in this section through the distribution of printed or filmed material, an Extranet or other electronic forum, meetings or seminars, individual or group counseling, training programs, telephone communications, or other forms of communications.

6.22 Special Assistance. If you request, and we can reasonably accommodate such request, we will furnish non-routine guidance and assistance to deal with your unusual or unique operating problems at reasonable per diem fees and charges that we periodically establish, as well as our out-of-pocket expenses.

6.23 Credit Cards and Other Methods of Payment. At all times, you must maintain credit-card relationships with the credit- and debit-card issuers or sponsors, check or credit verification services, financial-center services, and electronic-fund-transfer systems that we designate as mandatory, and you must not use any such services or providers that we have not approved in writing or for which we have revoked our approval. We have the right to modify our requirements and designate additional approved or required methods of payment and vendors for processing such payments, and to revoke our approval of any service provider. You must comply with all our credit-card policies, including minimum purchase requirements for a customer’s use of a credit card as prescribed in the Manual.

6.24 Conferences. We may conduct annual conferences or conventions, which may include training sessions. We may require your Operating Principal, Certified Managers, and other designated employees to attend the conferences. You will be solely responsible for all costs incurred by you and your employees in attending any conferences or conventions.

6.25 Pricing. We may, from time to time, but only to the extent permitted by law, establish and impose maximum and minimum prices for the goods and services that you are permitted to sell or offer to sell. If we do so, you must not set your prices below the minimum level that we have established, and not above the maximum level that we have established.

6.26 Certification of Performance. After we perform our preopening obligations under this Agreement, we may request that you execute a certification (the “Certification of Performance”), in a form we reasonably request, confirming such performance. If we make this request, you must execute and deliver the Certification of Performance to us within three-business days of our request. If, however, you do not reasonably believe that we have performed all our preopening obligations under this Agreement, you must, within said three-day period, provide us with written notice specifically describing the obligations that we have not performed. Not later than three-business days after we complete all the obligations specifically described in your notice, you must execute and deliver the Certification of Performance to us. You must do so even if we performed such obligations after the time performance was due under this Agreement. The term “preopening obligations” means such of our obligations to you under this Agreement that must be performed before the Opening Date for the Franchised Business.

7. PROPRIETARY MARKS

7.1. Your Right to Use the Proprietary Marks. Your right to use the Proprietary Marks applies only to the Franchised Business operated from the Premises as expressly provided in this Agreement. During the Term of this Agreement and after its expiration or termination, you agree not to directly or indirectly contest, or aid in contesting, the validity or ownership of the Proprietary Marks or take any action detrimental to our rights in the Proprietary Marks.

7.2. Your Acknowledgments. You acknowledge that: (a) the Proprietary Marks serve to identify our services and the businesses operating under the System; (b) your use of the Proprietary Marks under this Agreement does not give you any ownership interest in them; and (c) all goodwill associated with and identified by the Proprietary Marks inures exclusively to our benefit and is our property. Upon the expiration or termination of this Agreement, no monetary amount will be attributable to goodwill associated with your activities as a franchisee under this Agreement.

7.3. Limitations on Use of the Proprietary Marks. You agree:

7.3.1. To use only the Proprietary Marks we designate, and only in the manner we authorize;

7.3.2. To use the Proprietary Marks only for the operation of the Franchised Business and only at the Premises, or in advertising we have approved for the business conducted at the Premises;

7.3.3. To operate and advertise the Franchised Business only under the name “Pizza Fusion” without prefix or suffix;

7.3.4. To ensure that the Proprietary Marks are used together with the symbol (such as “®”, “™”, or “SM”) that we require from time to time.

7.3.5. To permit us or our representatives to inspect your operations to assure that you are properly using the Proprietary Marks;

7.3.6. To use the Proprietary Marks to promote and to offer for sale only the products and services that we have approved, and not use any Proprietary Marks in association with the products, materials or services of others;

7.3.7. You agree not to use or permit the use or display of the Proprietary Marks as part of any Internet domain name or website, or any other electronic identifier (including but not limited to e-mail addresses, account names in a social media site, and the like) of you or the Franchised Business in any forum or medium;

7.3.8. Not to use the Proprietary Marks to incur any obligation or indebtedness on our behalf;

7.3.9. Not to use any of the Proprietary Marks as part of your corporate or legal name;

7.3.10 That your use of the Proprietary Marks does not give you any ownership or other interest in or to the Proprietary Marks (except the license granted by this Agreement);

7.3.11 To accept the validity of the Proprietary Marks as they exist now and in the future and agree that you will not contest the validity of any of the Proprietary Marks at any time; and

7.3.12 To comply with our instructions in filing and maintaining trade name or fictitious name registrations, and sign any documents we deem necessary to obtain protection of the Proprietary Marks or to maintain their continued validity and enforceability.

7.4. Changes to the Proprietary Marks. We have the right, upon reasonable notice, to change, discontinue, or substitute for any of the Proprietary Marks and to adopt new Proprietary Marks for use with the System without any liability for any diminishment of the brand. You agree to implement any such change at your own expense within the time we reasonably specify.

7.5. Third-Party Challenges. The parties agree as follows:

7.5.1 You agree to promptly notify us if you learn of any suspected infringement of the Proprietary Marks, any challenge to the validity of the Proprietary Marks, or any known challenge to our ownership of, or your right to use, the Proprietary Marks.

7.5.2 You understand and agree that we will have the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement of such a matter. You also understand and agree that we have the sole right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks.

7.5.3 If you have used the Proprietary Marks in accordance with this Agreement and our other written instructions, then we will defend you, at our expense, against any third party claim, suit, or demand involving the Proprietary Marks arising out of your use of those marks. If you have used the Proprietary Marks but not in accordance with this Agreement and our other written instructions, then we will still defend you, but at your expense, against such third party claims, suits, or demands; and you agree to pay all of our expenses (including but not limited to attorney’s fees and any settlements or judgments) when we ask that you do so. In any case, though, you will be responsible for your staff’s payroll and related costs.

7.5.4 If we undertake the defense or prosecution of any litigation relating to the Proprietary Marks, you agree to execute any and all documents and do the things that our counsel deems necessary to carry out such defense or prosecution (including, but not limited to, becoming a nominal party to any legal action).

8. BUSINESS RECORDS and REPORTING

8.1. Business Records. You agree to keep complete and accurate books, records, and accounts of all business conducted under this Agreement, in the form and manner prescribed in the Manual or other written instructions. You must preserve all of your books and records in at least electronic form for seven (7) years from the date of preparation.

8.2. Reports and Financial Statements.

8.2.1 You agree to submit financial and operational reports and records and documents to us at the times and in the manner specified in the Manual or other written instructions. You agree to submit, (a) within twenty (20) days after the end of each calendar month, a balance sheet and income statement, and (b) within ninety (90) days of the end of each fiscal year, an annual balance sheet and income statement. Upon our request, each such financial statement must accompanied by an unqualified review opinion from an independent certified public accountant acceptable to us. You or the Operating Principal must certify that the income statement and balance sheet are correct and complete and that they have been prepared in accordance with generally accepted accounting principles in the US (or, if we request, international financial reporting standards if, by then, IFRS have been adopted in the US). You must also submit to us a complete photocopy of the Franchised Business’ annual federal and state income tax returns when you file such reports with the appropriate tax authorities.

8.2.2 If we request in writing, you agree that your financial institution is authorized to send us a monthly statement of all activity in the designated account (and such other reports of the activity in the operating account as we reasonably request) at the same time as it sends such statements to you. You also agree to sign such documents as your financial institution may require in order to implement this provision.

8.2.3 If you maintain other accounts of any type for the Franchised Business, you agree to provide us with a written description of those accounts and to provide to us copies of the monthly statements for all such accounts and the details of all deposits to, and withdrawals from, those accounts.

8.3. Examination and Audit Rights. We have the right, both during and after the Term of this Agreement, to inspect, copy and audit your books and records, your federal, state and local tax returns, and any other forms, reports, information or data that we may reasonably designate. We will provide you 10 days written notice before conducting an in-person financial examination or audit. We may conduct the examination or audit at our offices or those of a third-party, in which case we may require you to send us your records. If the examination or audit reveals an understatement of Gross Revenues, you must immediately pay us any Royalty fees, Advertising Contributions, or other amounts owing, plus interest as provided in Section 3.8. If Gross Revenues have been understated by more than 2% for the period covered by the examination or audit, you must also: (1) reimburse us for the full reasonable cost of the examination or audit, including, travel, lodging, meals, and wages of our representatives and the legal and accounting fees of any attorneys or independent accountants we use for the examination or audit; and (2) at our request, thereafter provide us with periodic audited financial statements. If you have understated Gross Revenues by 2% or more on three or more occasions in any twelve-month period, or by 5% or more for any period of four (or more) consecutive weeks, we have the right to terminate this Agreement with no opportunity for cure. The foregoing remedies are in addition any other remedies and rights available to us under this Agreement or applicable law.

8.4. Governing Documents. If you are a corporation, partnership, LLC, or LLP, or transfer this Agreement to a corporation, partnership, LLC, or LLP, then, upon our request, you must provide to us a list of holders of direct or indirect equity interests and their percentage interests, as well as copies of your governing documents and any other corporate documents, books, or records. The Owners may not enter into any shareholders’ agreement, management agreement, voting trust or other arrangement that gives a third party the power to direct and control your affairs without our prior written consent. Throughout the Term of this Agreement, your governing documents must provide that no transfer of any ownership interest may be made except in accordance with Section 14 of this Agreement. Any securities that you issue must bear a conspicuous printed legend to that effect.

8.5. Back-office. We have the right to require that you use an independent bookkeeper and/or independent accounting firm that we designate, in writing, for all such requirements of your Franchised Business. If we make such a designation, you agree to promptly work and cooperate with the designated bookkeeper and/or accountant.

9. MARKETING FUND AND ADVERTISING

9.1 Pizza Fusion Marketing Fund

9.1.1. We have the right, but not the obligation, to establish, maintain, and administer a fund for the marketing of the “Pizza Fusion” brand and Restaurants (the “Marketing Fund”). You must contribute each Period (commencing from the time we establish the Marketing Fund) to the Marketing Fund as provided in Section 3.3.

9.1.2. We have the right to determine the proper operation and other decisions of the Marketing Fund. We may use your contributions and any earnings on the Marketing Fund for any costs associated with advertising, marketing, public relations, and/or promotional programs and materials, and any other activities we believe would benefit Franchised Businesses generally, including advertising campaigns in various media; creation and maintenance of one or more Websites; direct mail advertising; market research, including secret shoppers and customer satisfaction surveys; employing advertising and/or public relations agencies; purchasing promotional items; conducting and administering promotions, contests, giveaways, public relations events, community involvement activities, etc.; and providing promotional and other marketing materials and services to our franchisees. We have the right to direct all marketing programs, with the final decision over creative concepts, materials, and media used in the programs and their placement. We do not guarantee that you will benefit from the Marketing Fund in proportion to your contributions to the Marketing Fund.

9.1.2. We will deposit all contributions to the Marketing Fund in an account separate from our other funds and will not use them to defray any of our general operating expenses, except for reasonable administrative costs and overhead we incur in activities reasonably related to the administration of the Marketing Fund or the management of Marketing Fund-supported programs (including full or partial salaries of our personnel who devote full- or part-time services to Marketing Fund activities).

9.1.3. We will make available to you, at a reasonable cost, any promotional materials produced with Marketing Fund monies, and we will deposit the proceeds of those sales into the Marketing Fund account. We are not required to have an independent audit of the Marketing Fund completed. We will make available an unaudited statement of contributions and expenditures for the Marketing Fund 60 days after the close of our fiscal year to franchisees that make a written request for a copy.

9.2. Local Marketing. Beginning on the Opening Date, during each consecutive three-calendar-month period during the Term, you must spend three percent (3%) or more of your Gross Sales on local marketing of the Franchised Business. You must make these local marketing expenditures on a quarterly basis, based upon your Gross Sales calculated for the current year on an annualized basis. Your local spending obligation is in addition to your Marketing Fund contributions. Upon our request, you agree to submit to us, for our approval, an annual proposal and quarterly proposals detailing your plan for implementing your local marketing budget. At our request, you must submit appropriate documentation to verify compliance with the minimum spending obligation. All local advertising, marketing, and promotions by you must be in such media, and such types and format as we may approve; must be conducted in a dignified manner; and, must conform to such standards and requirements as we may specify. You must not use any advertising, marketing materials, or promotional plans unless and until you have received written approve from us, pursuant to the procedures and terms set forth in Section 9.5 below. We have the right to periodically designate in the Manual the types of expenditures that will or will not count toward the minimum annual spending requirement. You must advertise the Franchised Business in all major directories in your Delivery/Catering and Advertising Area, including local online directories, as specified in the Manual. If you advertise jointly with other franchisees, your share of the cost will count toward your local spending requirement under this Section 9.2.

9.3. Regional Fund. We have the right to designate any geographical area for purposes of establishing a regional marketing fund (“Regional Fund”). If we have established a Regional Fund for the geographic area in which your Franchised Business is located by the time you commence operations hereunder, you must immediately become a member of such Regional Fund. If we establish a Regional Fund for the geographic area in which your Franchised Business is located the Term of this Agreement, you must become a member of such Regional Fund within thirty (30) days after the date on which the Regional Fund commences operation. In no event will you be required to be a member of more than one Regional Fund. The following provisions shall apply to each such Regional Fund:

9.3.1 Each Regional Fund will be organized and governed in a form and manner, and will commence operations on a date, that we have approved in advance in writing.

9.3.2 Each Regional Fund will be organized for the exclusive purpose of administering regional marketing programs and developing, subject to our approval, standardized promotional materials for use by the members in local marketing and promotion.

9.3.3 No advertising, marketing, or promotional plans or materials may be used by a Regional Fund or furnished to its members without our prior approval pursuant to the procedures and terms as set forth in Section 9.5 below.

9.3.4 You must contribute each Period (commencing from the time we establish the Marketing Fund) to the Marketing Fund as provided in Section 3.3, together with such statements or reports as we, or the Regional Fund with our prior written approval, may require. If we request, you must submit your Regional Fund contribution and reports to the Regional Fund directly to us for distribution to the Regional Fund.

9.3.5 A majority of the Restaurant owners in the Regional Fund may vote to increase the amount of each Restaurant owner’s Regional Fund contribution by up to an additional two percent (2%) of each Restaurant’s Gross Revenues. Voting will be on the basis of one vote per Restaurant, and any locations that we operate in the region, if any, will have the same voting rights as those owned by our franchisees. You must contribute to the Regional Fund in accordance with any such vote by the Regional Fund to increase each Restaurant’s contribution by up to two percent (2%) of the Gross Revenues of your Franchised Business.

9.3.6 We will credit the contributions you make to the Regional Fund against the amounts you must spend on local advertising under Section 9.2 above.

9.3.7 Although once established, each Regional Fund is intended to be of perpetual duration, we maintain the right to terminate any Regional Fund. A Regional Fund will not be terminated, however, until all monies in that Regional Fund have been expended for marketing and/or promotional purposes.

9.4 Initial Advertising Campaign. You agree to conduct a Grand Opening Advertising Program for the Franchised Business throughout the first four weeks after the Opening Date, spending an amount not less than $12,000. You must obtain our prior written approval as provided in Section 9.5 below before implementing any advertising plans and/or making any use or placement of advertising and promotional materials as part of the Grand Opening Advertising Program. You acknowledge that the Grand Opening Advertising Program may not be sufficient in all cases to develop adequate exposure to the services offered by your Franchised Business, and that it may be necessary for you to supplement the Grand Opening Advertising Program with additional advertising and promotional expenditures and efforts.

9.5. Advertising Approval. You agree to conduct all advertising in a dignified manner and to conform to the standards and requirements we specify from time to time in the Manual or other written materials. We will make available to you approved advertising and promotional materials, including signs, posters, collaterals, etc. that we have prepared. We will have the final decision on all creative development of advertising and promotional messages. You must submit to us in writing, for our approval before your use, all proposed plans, promotion materials, and advertising that we did not prepare or approve in the previous year. If you do not receive our written approval within 10 business days from the date we received the material, the material is deemed disapproved. We reserve the right to require you to discontinue the use of any advertising or marketing materials.

9.6. Special Promotions. You agree to participate in and comply with special promotional activities that we may prescribe from time to time for Franchised Businesses generally or in specific geographic areas or for specific types of venues. You agree to bear your own costs of participating locally in such promotions.

10. TECHNOLOGY

10.1. Computer System. We have the right to specify or require that certain brands, types, makes, and/or models of communications, computer systems, and hardware to be used by, between, or among Franchised Businesses, including without limitation: (a) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at Franchised Businesses, between or among Franchised Businesses, and between and among your Franchised Business and us, our designee and/or you; (b) Cash Register Systems (defined below); (c) physical, electronic, and other security systems; (d) printers and other peripheral devices; (e) archival back-up systems; and (f) internet access mode (e.g., form of telecommunications connection) and speed (collectively, the “Computer System”). You agree to abide by our requirements with respect to the Computer System.

10.1.1 We have the right, but not the obligation, to develop or have developed for us, or to designate:

(a) computer software programs and accounting system software that you must use in connection with the Computer System (“Required Software”), which you must install;

(b) updates, supplements, modifications, or enhancements to the Required Software, which you must install;

(c) the tangible media upon which such you must record or receive data;

(d) the database file structure of your Computer System; and

(e) an Extranet for informational assistance, which may include, without limitation, the Manuals, training other assistance materials, and management reporting solutions; and

(f) answering service requirements and/or system-wide phone order processing of all delivery orders, and/or to designate vendors that will provide such order processing.

10.1.2 You agree to install and use the Computer System and Required Software in the manner that we require.

10.1.3 You agree to implement and periodically upgrade and make other changes to the Computer System and Required Software as we may reasonably request in writing (collectively, “Computer Upgrades”).

10.1.4 You agree to comply with the specifications that we issue with respect to the Computer System and the Required Software, and with respect to Computer Upgrades, at your expense. You also agree to afford us unimpeded access to your Computer System and Required Software in the manner, form, and at the times that we request.

10.2 Data. You agree that all data that you collect from customers and potential customers in connection with the Franchised Business (“Customer Data”) is deemed to be owned exclusively by us, and you also agree to provide the Customer Data to us at any time that we request as you to do so. You have the right to use Customer Data while this Agreement or a Successor Franchise Agreement is in effect, but only in connection with operating the Franchised Business and only in accordance with the policies that we establish from time to time. You may not sell, transfer, or use Customer Data for any purpose other than operating the Franchised Business and marketing “Pizza Fusion” products and services. However, if you Transfer the Franchised Business (as provided in Section 14.2 below), as part of the Transfer, you may Transfer use of the Customer Data to the buyer for value.

10.3 Ownership of Data. We have the right to specify, from time to time, in the Manual or otherwise in writing, the information that you must collect and maintain on the Computer System, and you agree to provide us with the reports that we may reasonably request from the data so collected and maintained. You agree to download to us daily, or in such other intervals that we may require, all information and materials that we may require in connection with your operation of the Franchised Business, and shall display such information and materials in the manner we may prescribe, including, without limitation, to employees of the Franchised Business. All data pertaining to, derived from, or displayed at the Franchised Business (including without limitation data pertaining to or otherwise about Franchised Business customers) is and shall be our exclusive property, and we hereby grant you a royalty-free non-exclusive license to use that data during the Term of this Agreement.

10.4 Privacy Laws. You agree to abide by all applicable laws pertaining to the privacy of consumer, employee, and transactional information (“Privacy Laws”).

10.4.1 You agree to comply with our standards and policies pertaining to Privacy Laws. If there is a conflict between our standards and policies pertaining to Privacy Laws and actual applicable law, you shall: (i) comply with the requirements of applicable law; (ii) immediately give us written notice of said conflict; and (iii) promptly and fully cooperate with is and our counsel in determining the most effective way, if any, to meet our standards and policies pertaining to Privacy Laws within the bounds of applicable law.

10.4.2 You agree not to publish, disseminate, implement, revise, or rescind a data privacy policy without our prior written consent as to said policy.

10.5 Website. We will maintain a Website for benefit of ourselves and our franchisees. You agree not to establish a Website or permit any other party to establish a Website that relates in any manner to your Franchised Business or referring to the Proprietary Marks. We have the right, but not the obligation, to provide one or more references or webpage(s) to your Franchised Business, as we may periodically designate, within our Website. (The term “Website” means one or more related documents, designs, pages, or other communications that can be accessed through electronic means, including but not limited to the Internet, World Wide Web, social networking sites (including but not limited to Facebook, Twitter, LinkedIn, Google Wave, etc.), blogs, vlogs, and other applications, etc.). If we ever do approve in writing a request for you to use a separate Website, then we have the right to require that you meet any or all of the following requirements:

10.5.1 You agree that any Website that you own or that is maintained for your benefit will be deemed “advertising” under this Agreement, and will be subject to (among other things) our prior written approval.

10.5.2 You shall not establish or use any Website without our prior written approval.

10.5.3 Before establishing any Website, you must submit to us, for our prior written approval, a sample of the proposed Website domain name, format, visible content (including, without limitation, proposed screen shots), and non-visible content (including, without limitation, meta data and meta tags) in the form and manner we may reasonably require.

10.5.4 You agree not to use or modify any such Website without our prior written approval as to such proposed use or modification.

10.5.5 In addition to any other applicable requirements, you agree to comply with the standards and specifications for Websites that we may periodically prescribe in the Manuals or otherwise in writing.

10.5.6 If we require you to do so, you agree to establish hyperlinks to our Website and others as we may request in writing.

10.6 Cash Register Systems. You must record all sales on computer-based point of sale systems on such other types of cash registers that we have the right to designate or approve in the Manual or otherwise in writing (“Cash Register Systems”). The Cash Register System is deemed to be part of your Computer System. You must utilize computer-based point-of-sale cash registers which are fully compatible with any program or system which we have the right to designate and you must record all Gross Revenues and all revenue information on such equipment.

10.7 Gift Cards. If we require, you agree to participate in a gift card program that we specify. For this purpose, you must purchase the software, hardware, and other items needed to sell and process gift cards, as we may specify in writing in the Manuals or otherwise. You must also pay such monthly and per-swipe transaction fees as may be required by the vendor of the gift card system. You must sell or honor gift cards only in accordance with our written standards. You must not sell, issue, or redeem gift certificates other than gift cards we have approved in writing.

10.8 Use of the Proprietary Marks. You agree not to use or permit the use or display of the Proprietary Marks as part of any Internet domain name or website, or any other electronic identifier (including but not limited to e-mail addresses, account names in a social media site, and the like) of you or the Franchised Business in any forum or medium.

10.9 Identification of the Franchised Business. You must use, and only use, the email address and other identifiers we designate in connection with the business of the Franchised Business. You agree not to transmit or cause any other party to transmit advertisements or solicitations by e-mail or other electronic media without first obtaining our written consent as to: (a) the content of such e mail advertisements or solicitations; and (b) your plan for transmitting such advertisements. In addition to any other provision of this Agreement, you will be solely responsible for compliance with any laws pertaining to sending e-mails including but not limited to the Controlling the Assault of Non-Solicited Pornography and Proprietary Marketing Act of 2003 (known as the “CAN-SPAM Act of 2003”).

10.10 Changes to Technology. Because changes to technology are dynamic and not predictable within the term of this Agreement, and in order to provide for inevitable but unpredictable changes to technological needs and opportunities, you agree: (a) that we will have the right to establish, in writing, reasonable new standards to address new technologies, and to implement those changes in technology into the System; and (b) to abide by our reasonable new standards as if this Section 10 were periodically revised for that purpose.

10.11 E-Mail and Fax Communication. You agree that exchanging information with us by e-mail and fax is an important way to enable quick, effective, and efficient communication, and that we are entitled to rely upon each other’s use of e-mail and faxes for communicating as part of the economic bargain underlying this Agreement. To facilitate the use of e-mail and fax to exchange information, you authorize the transmission of e-mail by us and our employees, vendors, and affiliates (on matters pertaining to the business contemplated hereunder) (together, “Official Senders”) to you and your employees during the term of this Agreement.

10.11.1 In order to implement the terms of this Section 10.11, you agree that: (a) Official Senders are authorized to send e-mails and faxes to you and your employees; (b) you will cause your officers, directors, and employees (as a condition of their employment or position with you) to give their consent (in an e-mail, electronically, or in a pen-and-paper writing, as we may reasonably require) to Official Senders’ transmission of e-mails and faxes to those persons, and that such persons shall not opt-out, or otherwise ask to no longer receive e-mails, from Official Senders during the time that such person works for or is affiliated with you; and (c) you will not opt-out, or otherwise ask to no longer receive e-mails and/or faxes, from Official Senders during the term of this Agreement.

10.11.2 The consent given in this Section 10.11 will not apply to the provision of notices under this Agreement by either party using e-mail (unless the parties otherwise agree in a pen-and-paper writing signed by both parties).

11. OPERATING MANUAL

We will furnish you with one copy of, or electronic access to, the Manual, on loan, for as long as this Agreement or a Successor Franchise Agreement remains in effect. We reserve the right to furnish all or part of the Manual to you in electronic form or online and to establish terms of use for access to any restricted portion of our website. You acknowledge that we own the copyright in the Manual and that your copy of the Manual remains our property. You agree to treat the Manual, training materials, and any other manuals or materials created or approved by us for use with the System as secret and confidential. You agree not to copy, duplicate, record or otherwise reproduce the Manual or other materials provided by us, in whole or in part. In addition, you agree not to make any confidential information or materials supplied by us available to any unauthorized person. We have the right to amend and supplement the Manual from time to time by letter, electronic mail, bulletin, videotape, audio tapes, software, or other forms of communication. You agree to keep your copy of the Manual up-to-date and to comply with each new or changed standard promptly upon receipt of notice from us. If a dispute develops relating to the contents of the Manual, our copy of the Manual maintained at our headquarters will control.

12. CONFIDENTIAL INFORMATION

During and after the term of this Agreement, you may not communicate, divulge, or use for any purpose other than the operation of the Franchised Business any confidential information, knowledge, trade secrets or know-how that may be communicated to you or that you may learn by virtue of your relationship with us and the System. You may divulge confidential information only to your professional advisers and to your employees who must have access to the information to operate the Franchised Business. All information, knowledge and know-how relating to us, our business plans, or the System are deemed confidential for purposes of this Agreement, except information that you can demonstrate came to your attention by lawful means prior to our disclosure; or which, at the time of our disclosure to you, had become a part of the public domain. You must require your employees, and any other person or entity to which you wish to disclose any confidential information, to execute (and deliver to us upon our request) agreements, in the form provided in Appendix C to this Agreement or as we may otherwise require in writing, that they will maintain the confidentiality of the disclosed information. If you do not obtain execution of the covenants required by this Section 12 and, upon our request, deliver those signed agreements to us, that will constitute a default under Section 15.2.13 below.

13. TRANSFERS BY US

We have the unrestricted right to transfer or assign all or any part of our rights and/or our obligations under this Agreement to any person or legal entity without your consent. You agree that we will have no liability after the effective date of transfer or assignment for the performance of, or for any failure to perform, any obligations we have transferred. We also have the absolute right to delegate to others the performance of any of our duties, obligations, or benefits under this Agreement, to third parties (including, without limitation, an area developer under the terms of an area development agreement with us), which will not be parties to an agreement with you.

14. TRANSFERS BY YOU

14.1. Definition of Transfer. In this Agreement, “Transfer” as a verb means to sell, assign, give away, pledge, or encumber, either voluntarily or by operation of law (such as through divorce or bankruptcy proceedings), any interest in this Agreement the rights and/or obligations under this Agreement, all or substantially all of the assets of the Franchised Business, and/or any direct or indirect interest in the ownership of Franchisee (if the Franchisee is a corporation, partnership, or limited liability company). “Transfer” as a noun means any such sale, assignment, etc.

14.2. No Transfer without Our Prior Written Consent. Neither you nor any of the Owners may make any Transfer or permit any Transfer to occur without obtaining our prior written consent. We have the right to withhold our consent, except as otherwise provided in Sections 14.3 through 14.8. We have the right to communicate with and counsel both you and the proposed transferee on any aspect of a proposed Transfer. If a Transfer requires our consent, then that transaction may not take place until at least sixty (60) days after we receive written notice of the proposed Transfer. You agree to provide any information and documentation relating to the proposed Transfer that we reasonably require. Unless otherwise agreed, we do not waive any claims against the transferring party if we approve the Transfer.

14.3. Transfer of Entire Business. For a proposed Transfer of the Franchised Business or this Agreement (or, if Franchisee is a corporation or other entity, a Transfer of ownership interests that would result in a change of control of Franchisee), the following conditions apply (unless waived by us):

14.3.1. You must be in compliance with all obligations to us under this Agreement and any other agreement you have with us and our affiliates as of the date of the request for our approval of the Transfer, or you must make arrangements satisfactory to us to come into compliance by the date of the Transfer.

14.3.2. The proposed transferee must complete all of the following requirements:

(a) Demonstrate to our satisfaction that he or she meets all of our then-current qualifications to become a Pizza Fusion franchisee, and, at our request, the proposed transferee must travel (at his or her expense) to our principal office for an interview.

(b) Sign our then-current standard form of franchise agreement (or the standard form most recently offered to new franchisees, if we are not then offering franchises to new franchisees) for the then-remaining balance of the Term of this Agreement, and such other ancillary agreements we require for new Franchised Businesses. Their new franchise agreement may materially differ from the terms of this Agreement.

(c) Successfully complete our then-current training requirements and pay the then-current fee for training.

(d) If the proposed transferee is one of our other franchisees, he or she must not be in default under his or her agreements with us and must have a good record of customer service and compliance with our operating standards.

(e) If the transferee is a corporation or other entity, the owner or owners of a beneficial interest in the transferee must execute our then-current form of personal guarantee.

14.3.3. You or the transferee must make arrangements to modernize, upgrade, and conform the Franchised Business, at your and/or the transferee’s expense, to our then-current standards and specifications for new Franchised Businesses.

14.3.4. We must be paid, either by you or the transferee, a transfer fee (“Transfer Fee”) in an amount equal to $7,500 (or twenty-five percent (25%) of the then-current initial franchise fee, if greater). The payment of this transfer fee is in place of any initial franchise fee due under the Franchise Agreement the transferee will enter under Section 14.3.2 above. If the transferee is a spouse, son, or daughter of the transferor and the transfer is for estate-planning purposes, no transfer fee is charged, but the transferor must reimburse us for the out-of-pocket expenses (including attorneys’ fees) we incur in connection with reviewing, approving, and properly documenting the transfer.

14.3.5. You and all Owners must execute a general release, in a form satisfactory to us, of all claims against us and our past, present and future affiliates, officers, directors, shareholders, agents and employees. You and the Owners will remain liable to us for all obligations arising before the effective date of the Transfer.

14.3.6. The price and other proposed terms of the Transfer must not, in our reasonable business judgment, have the effect of negatively impacting the future viability of the Franchised Business.

14.4. Transfer of a Partial Ownership Interest. For any proposal to admit a new Owner, to remove an existing Owner, or to change the distribution of ownership shown on the cover page, or for any other transaction that amounts to the Transfer of a partial interest in the Franchised Business, you must give us advance notice and submit a copy of all proposed contracts and other information concerning the Transfer that we may request. We will have the right to require reimbursement of any out-of-pocket expenses that we incur in reviewing the proposed Transfer. We will have a reasonable time (not less than thirty (30) days) after we have received all requested information to evaluate the proposed Transfer. You must satisfy the conditions in Sections 8.6, 14.3.2(a), 14.3.4, 14.3.5, and 14.3.6 above in connection with any such transfer. We may withhold our consent on any reasonable grounds or give our consent subject to reasonable conditions. You acknowledge that any proposed new owner must submit a personal application and execute a personal guarantee in the same form signed by the original Owners.

14.5. Transfer to a Corporation or Other Entity. We will consent to the assignment of this Agreement to a corporation, partnership or limited liability corporation that you form for the convenience of ownership, provided that: (a) the entity has and will have no other business besides operating a Franchised Business (b) you satisfy the conditions in Sections 14.3.2(a), 14.3.3, 14.3.4 and 14.3.5 above; and (c) the Owners hold equity interests in the new entity in the same proportion shown on the cover page. There is no Transfer Fee for a Transfer to a corporation for convenience of ownership.

14.6. Transfer upon Death or Incapacity. If you or any Owner dies, becomes incapacitated, or enters bankruptcy proceedings, that person’s executor, administrator, personal representative, or trustee must apply to us in writing within three (3) months after the event (death, declaration of incapacity, or filing of a bankruptcy petition) for consent to Transfer the person’s interest. The Transfer will be subject to the provisions of Sections 14.2 through 14.8, as applicable, except there will be no Transfer Fee. In addition, if the deceased or incapacitated person is the Operating Principal, you must within 30 days thereafter, hire and retain a replacement, who is satisfactory to us, to perform such obligations. If a satisfactory replacement is not retained, we will have the right (but not the obligation) to take over operation of the Franchised Business, or to hire and retain a replacement on your behalf, until the Transfer is completed and to charge a reasonable management fee for these services. For purposes of this Section, “incapacity” means any physical or mental infirmity that will prevent the person from performing his or her obligations under this Agreement: (i) for a period of thirty (30) or more consecutive days; or (ii) for sixty (60) or more total days during a calendar year. In the case of Transfer by bequest or by intestate succession, if the heirs or beneficiaries are unable to meet the conditions of Section 14.3, the executor may transfer the decedent’s interest to another successor that we have approved, subject to all of the terms and conditions for Transfers contained in this Agreement. If an interest is not disposed of under this Section 14.6 within six (6) months after the date of death or appointment of a personal representative or trustee, we may terminate this Agreement under Section 15.2 below.

14.7. Non-Conforming Transfers. Any purported Transfer that is not in compliance with this Section 14 is null and void and constitutes a material breach of this Agreement, for which we may terminate this Agreement without opportunity to cure. Our consent to a Transfer does not constitute a waiver of any claims that we have against the transferor, nor is it a waiver of our right to demand exact compliance with the terms of this Agreement.

14.8. Our Right of First Refusal. We have the right, exercisable within thirty (30) days after receipt of the notice specified in Section 14.2, to send written notice to you that we intend to purchase the interest proposed to be Transferred. We may assign our right of first refusal to someone else either before or after we exercise it. However, our right of first refusal will not apply with regard to a Transfer under Section 14.5 or a Transfer to your parents, spouse, son, daughter, or mother or father in-law (including Transfers to your parents, spouse, son, daughter, or mother or father in-law as a result of death or incapacity as described in Section 14.6).

14.8.1. If the Transfer is proposed to be made pursuant to a sale, we or our designee may purchase the interest proposed to be Transferred on the same economic terms and conditions offered by the third-party. Closing on our purchase must occur by the later of (a) 60 days after the date of our notice to the seller electing to purchase the interest, or (b) the closing date as proposed in the third-party’s purchase offer. If we cannot reasonably be expected to furnish the same consideration as the third-party, then we may substitute the reasonable equivalent in cash. If the parties cannot agree within 30 days on the reasonable equivalent in cash, we will designate, at our expense, an independent appraiser and the appraiser’s determination will be final. Any material change in the terms of the offer from a third-party after we have elected not to purchase the seller’s interest will constitute a new offer subject to the same right of first refusal as the third party’s initial offer.

14.8.2. If a Transfer is proposed to be made by gift, we will designate, at our expense, an independent appraiser to determine the fair market value of the interest proposed to be transferred. We may purchase the interest at the fair market value determined by the appraiser. Closing on the purchase will occur within 30 days after our notice to the transferor of the appraiser’s determination of fair market value.

14.8.3. If we elect not to exercise our rights under this Section, the transferor may complete the Transfer after complying with Sections 14.2 through 14.6 above. Closing of the Transfer must occur within 60 calendar days of our election (or such longer period as applicable law may require); otherwise, the third-party’s offer will be treated as a new offer subject to our right of first refusal. The Transfer is conditional upon our determination that the Transfer was on terms substantially the same as those offered to us.

15. TERMINATION

15.1. Termination By Us Without Notice. You will be in default under this Agreement and all rights granted by this Agreement will automatically terminate without notice to you if you become insolvent or make an assignment for the benefit of your creditors; if a receiver is appointed; if execution is levied against your business assets; or if suit to foreclose any lien or mortgage or bankruptcy is instituted against you and not dismissed within 60 days.

15.2. Termination By Us Without A Cure Period. We may terminate this Agreement by written notice to you, without giving you an opportunity to cure, upon the occurrence of any of the following events:

15.2.1. You, the Operating Principal, and/or your personnel fail to complete training under Section 5.1 to our satisfaction.

15.2.2. You fail to open for business by the opening deadline specified in Appendix A.

15.2.3. You disclose the contents of the Manual or other trade secrets or confidential information contrary to Sections 11 and 12 of this Agreement.

15.2.4. You refuse to permit, or try to hinder, an examination or audit of your books and records or of the Franchised Business as provided in this Agreement.

15.2.5. You make any material misrepresentation in connection with your application to us for the franchise, or you submit to us any report or statement that you know or should know to be false or misleading.

15.2.6. You understate to us your Gross Revenues, by 2% or more on three or more occasions in any twelve-month period, or by 5% or more for any period of four or more consecutive weeks.

15.2.7. You fail to operate the Franchised Business for three or more consecutive business days on which you were required to operate, unless we determine that the failure was beyond your control.

15.2.8. You or any Owner, officer or director is convicted of a crime that we reasonably believe is likely to harm the reputation of the Pizza Fusion concept.

15.2.9. Any Transfer occurs that does not comply with Section 14, including a failure to transfer to a qualified successor after death or disability within the time allowed by Section 14.7.

15.2.10. You are in default three (3) or more times under Sections 15.3 and/or 15.4 within any twelve (12) month period, whether or not the defaults are similar and whether or not they are cured.

15.2.11. After curing a default pursuant to Sections 15.3 or 15.4, you commit the same default within twelve (12) months, whether or not the second default is cured.

15.2.12. Any condition exists with respect to the Franchised Business that, in our reasonable judgment, seriously jeopardizes public health or safety.

15.2.13. You fail to comply with the covenants in Section 17 below or fail to timely obtain execution of the covenants required under Section 12 above and Section 17.3 below.

15.2.14. You fail to obtain or maintain required insurance.

15.2.15. You cease to operate the Franchised Business for more than seven (7) consecutive days or fourteen (14) days in any calendar year unless we approved a temporary closing or we determine, that the failure to operate was beyond your control, you otherwise abandon the Franchised Business, or you lose the right to possess the Premises or you otherwise forfeit the right to do or transact business as required under this Agreement. If, however, through no fault of you, the Premises are damaged or destroyed by an event such that repairs or reconstruction cannot be completed within ninety (90) days thereafter, you will have thirty (30) days after such event in which to apply for our approval to relocate and/or reconstruct the premises, and we will not unreasonably hold our approval.

15.3. Termination by Us Following Expiration of Cure Period for Monetary Default. You will be in default under this Agreement if you fail, refuse, or neglect to pay when due (including if we are not able to collect payments by electronic fund transfer pursuant to Section 3.6 due to insufficient funds in your account(s), closure of your account(s), or any other reason resulting in the nonpayment) any monies owing to us, our affiliates, or any lender that has provided financing to you under this Agreement or any other agreement, or to your landlord and/or any supplier of goods or services to your Franchised Business. You will have ten (10) days after written notice of such default from us within which to remedy the default. You may avoid termination by curing the default to our satisfaction within the 10-day period (or such longer period as applicable law may require). If you do not cure the default within such 10-day period (or such longer period as applicable law may require), this Agreement will terminate automatically and without further notice, effective immediately upon the expiration of the specified time period.

15.4 Termination by Us Following Expiration of Cure Period. For any default not covered under Sections 15.1, 15.2, or 15.3 above, you will have thirty (30) days after written notice of default from us within which to remedy the default. You may avoid termination by curing the default to our satisfaction within the 30-day period (or such longer period as applicable law may require). If you do not cure the default within the specified time, this Agreement will terminate automatically and without further notice, effective immediately upon the expiration of the specified time period. Any failure to comply with this Agreement, as amended or reasonably supplemented by the Manual or otherwise in writing, not covered by Sections 15.1, 15.2, or 15.3 above constitutes a default, including, but not limited to, the following:

15.3.1. You fail, refuse, or neglect to submit to us the financial and other reports and information required under this Agreement.

15.3.2. You fail to comply with any of the mandatory standards or procedures prescribed by us in this Agreement, the Manual, or otherwise in writing.

15.3.3. You fail, refuse, or neglect to obtain our prior written approval or consent as required by this Agreement (other than a failure to obtain consent to a proposed Transfer, for which we may terminate without a cure period as provided in Section 15.2).

15.3.4. For a period of fifteen (15) days, you allow a continued violation of any law, ordinance, rule or regulation of a governmental agency, including the failure to maintain or procure any required licenses, permits, or certifications, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief.

15.3.5. You misuse or make any unauthorized use of the Proprietary Marks or otherwise materially impair our goodwill or rights in the Proprietary Marks.

15.5. Cross-Default. Any default by you (including for this purpose your affiliates) under any other agreement with us will constitute a default under this Agreement, subject to the same provisions for notice and cure, if any, as may be applicable to the default under the other agreement.

16. OBLIGATIONS ON TERMINATION OR EXPIRATION

16.1. Upon termination or expiration of this Agreement for any reason, unless we direct you otherwise:

16.1.1. You agree to promptly pay all sums owing to us, our affiliates and suppliers, including, but not limited to, Royalty payments, contributions to the Marketing Fund, or other fees, damages, expenses, and attorney’s fees incurred as a result of your default.

16.1.2. You agree to stop making any use of the confidential methods, procedures, and techniques associated with the System. You also agree to immediately deliver to us the Manual and all training materials, marketing materials, records, files, forms, instructions, signs, equipment, correspondence, copies, Customer Data, and other property in your possession or control that contain confidential information (as defined in Section 12) or that bear the Proprietary Marks and you agree not to retain any unauthorized copies of these materials. You also must deliver to us all customer information that you have compiled.

16.1.3. You agree to immediately cease to use, by advertising or in any other manner, the name “Pizza Fusion,” all other Proprietary Marks, and all other distinctive forms, slogans, signs, symbols, Websites, domain name, website, e-mail address, and any other identifier (whether or not we have authorized its use) that you used in connection with your operation of the Franchised Business or that are otherwise associated with the Proprietary Marks, System, and/or us. If you subsequently begin to operate another business, you agree that you will not use any reproduction, counterfeit, copy or colorable imitation of the Proprietary Marks that you used either in connection with the Franchised Business or its promotion, which is likely to cause confusion, mistake or deception, or which is likely to dilute our exclusive rights in and to the Proprietary Marks, nor any trade dress or designation of origin or description or representation which falsely suggests or represents an association or connection with us.

16.1.4. You agree to promptly take such action as may be necessary to cancel any assumed name registration or equivalent registration containing the name Pizza Fusion or any other Proprietary Marks.

16.1.5 You will, at our option, assign to us any interest which you have in the lease or sublease for the Premises.

(a) If we do not elect or are unable to exercise our option to acquire, or to acquire the lease or sublease for the Premises, you must make such modifications or alterations to the premises operated hereunder (including, without limitation, the changing of the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to distinguish the appearance of the Premises from that of other Restaurants under the System, and such specific additional changes as we may reasonably request for that purpose. In addition, you must stop making any use of any telephone number and/or any domain name, website, e-mail address, and any other identifier (whether or not we have authorized its use) that you used in connection with your operation of the Franchised Business, and you must promptly execute such documents or take such steps necessary to remove reference to the Franchised Business from all trade or business telephone directories, including physical and online “yellow” and “white” pages, or at our request transfer same to us.

(b) If you fail or refuse to comply with the requirements of this Section 16.1.5, we will have the right to enter upon the Premises, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required, at your expense, which you agree to pay upon demand.

16.2. Purchase of Assets. You agree that, at our option, you will sell to us any or all your assets used to operate the Franchised Business (including equipment, fixtures, furnishings, Delivery Vehicles, supplies, and inventory) that we ask in writing to purchase.

16.2.1. The purchase price for such items will be equal to your depreciated cost (determined below) or fair market value, whichever is less. The cost will be determined based upon a five (5) year straight-line depreciation of original costs. For equipment that is five (5) or more years old, the parties agree that fair market value will be deemed to be ten percent (10%) of the equipment’s original cost. The fair market value of tangible assets must be determined without reference to good will, going-concern value, or other intangible assets.

16.2.2. We may exercise this option by delivering a notice of intent to purchase to you within 30 days after the expiration or termination of this Agreement. During that 30-day period, you agree not to dispose of, transfer, or otherwise hinder our ability to exercise our rights with respect to your assets.

16.2.3. If we exercise our option to purchase, we may setoff all amounts due to us under this Agreement and the cost of the appraisal (if any), against any payment due to you.

16.2.4. If we do not exercise our rights to purchase your Delivery Vehicle(s), you must immediately make such modifications or alterations to the Delivery Vehicle(s) that may be needed to remove any Proprietary Marks and to otherwise distinguish the appearance of the vehicle(s) from those used by other Restaurants.

16.3. Right to Enter and Continue Operations. In order to preserve the goodwill of the System following termination, we (or our designee) have the right to enter the Premises (without liability to you, your Owners, or otherwise) for the purpose continuing the Franchised Business’ operation and maintaining the goodwill of the business.

16.4. Liquidated Damages. If this Agreement is terminated due to your default, you must, upon written demand, pay us a lump-sum payment in an amount calculated as follows: (a) the average of your Royalty fees and Advertising Contributions due for the last 60 months before our delivery of notice of default (or, if lesser, the months you had been operating before our delivery of notice of default), (b) multiplied by the lesser of 60 or the number of months remaining in the term of this Agreement.

16.5. Liquidated Damages.

16.5.1 The payments called for in Section 16.4 above constitute liquidated damages for causing the premature termination of this Agreement and not a penalty. A precise calculation of the full extent of damages that we will incur if this Agreement terminates because you default cannot be reasonably determined. Nevertheless, the parties agree that the lump-sum payment provided under Section 16.4 above is reasonable in light of the damages for premature termination that may reasonably be expected to occur in such event.

16.5.2 The amounts contemplated under Section 16.4 above is not a penalty and is intended by the parties only as a compensatory remedy for past breaches and not as a preventative remedy to deter future breaches. Neither does the sum contemplated in Section 16.4 above represent a price for the privilege of not performing or its payment represent an alternative manner of performance. Accordingly, as a purely liquidated damage provision, this Section does not preclude, nor is inconsistent with, a court granting us specific performance or any other equitable remedies, such as an injunction, to prevent future breaches. Our rights to liquidated damages and specific performance or any other equitable relief are not mutually exclusive.

16.6. Enforcement Costs. You agree to pay all damages, costs, and expenses, including, but not limited to, reasonable attorneys’ fees, that we incur (even if after the expiration or termination of this Agreement) in enforcing this Section 16 or Section 17.2 below.

17. RESTRICTIONS ON COMPETITION

17.1. During Term. You acknowledge that this Agreement will give you access to valuable and confidential information regarding the System, including our business development strategy and the operational, sales, promotional and marketing methods of Franchised Businesses. You agree that during the term of this Agreement, you will not, without our prior written consent, either directly or indirectly through any other person or entity:

17.1.1. Own, manage, engage in, be employed by, advise, make loans to, consult for, rent or lease to, or have any other interest in any business that (directly or indirectly) operates, or grants franchises or licenses to operate, a restaurant featuring pizza and related food specialties or that offers products or services substantially similar to those then offered by Restaurants (“Competitive Business”);

17.1.2. Divert or attempt to divert any business or customer, or potential business or customer, to any Competitive Business; or

17.1.3. Induce any person to leave his or her employment with us.

17.1.4. In any manner interfere with, disturb, disrupt, impair, diminish, or otherwise jeopardize our business or that of any of our franchisees.

17.2. After Termination, Expiration, or Transfer. For two (2) years after the expiration or termination of this Agreement or an approved Transfer to a new franchisee, you may not directly or indirectly own, manage, engage in, be employed by, advise, make loans to, consult for, or have any other interest in any Competitive Business that is, or intends to operate, within three (3) mile radius of the Premises of your Franchised Business or within a three (3) mile radius of any Restaurant then-operating or under construction to operate under the System, except as permitted by any Franchise Agreements that remain in effect between you and us. .

17.3. Owners and Employees. The Owners agree that they will personally bind themselves to this Section 17 by signing this Agreement or the attached Guaranty. With respect to the Owners, the time period in Section 17.2 will run from the expiration, termination, or Transfer of this Agreement or from the termination of the Owner’s relationship with you, whichever occurs first. You must also require and obtain execution of covenants similar to those set forth in Section 12 above, and this Section 17 (as modified to apply to an individual), from any or all of the following persons: your officers, directors, and their respective spouses and employees. (These persons and the Owners are each a “Restricted Party”) The covenants required by this Section 17.3 shall be in the form provided in Appendix C to this Agreement. Failure by Franchisee to obtain execution of a covenant required by this Section 17.3 shall constitute a default under Section 15.2.13 above.

17.4. Indirect Violations Prohibited. You may not attempt to circumvent the restrictions in Sections 17.1 and 17.2 by engaging in prohibited activity indirectly through any other person or entity.

17.5. Enforcement. You agree that the existence of any claim you may have against us, whether or not arising from this Agreement, will not constitute a defense to our enforcement of this Section 17. You agree to pay all costs and expenses that we reasonably incur in enforcing this Section 17, including reasonable attorneys’ fees. You acknowledge that a violation of the terms of this Section 17 would result in irreparable injury to us for which no adequate remedy at law may be available. Accordingly, you consent to the issuance of an injunction prohibiting any conduct in violation of the terms of this Section 17. Such injunctive relief will be in addition to any other remedies that we may have.

18. RELATIONSHIP OF THE PARTIES

This Agreement does not create a fiduciary or other special relationship or make you or us an agent, legal representative, joint venturer, partner, employee, or servant of each other for any purpose. You are not authorized to, and agree that you will not, make any contract, agreement, warranty, or representation on our behalf, or create any obligation, express or implied, on our behalf. During the term of this Agreement, you agree to hold yourself out to the public as an independent contractor operating the Franchised Business under license from us, and you agree to disclose your status as independent contractor in all business dealings and exhibit a notice to that effect (the location and content of which we reserve the right to specify) on all promotional materials, invoices and stationery.

19. INDEMNIFICATION

You agree to hold harmless, defend, and indemnify us and our past, present and future affiliates, officers, directors, shareholders, agents, attorneys, consultants, and employees against any claims, losses, costs, expenses (including, but not limited to, reasonable attorneys’ fees, costs of investigation, settlement costs, and interest), liabilities and damages (collectively, “Claims”) arising directly or indirectly from, as a result of, or in connection with your activities under this Agreement. With respect to any threatened or actual litigation, proceeding, or dispute that could directly or indirectly affect us or any of the other indemnitees under this Section, if you do not assume the active defense of the matter within a reasonable time, we will have the right, but not the obligation, to: (i) choose counsel; (ii) direct and control the handling of the matter; and (iii) settle any claim against the indemnitees. This Section will survive the expiration or termination of this Agreement, and applies to Claims even if they exceed the limits of your insurance coverage.

20. CONSENTS AND WAIVERS

20.1. Consent. Whenever our prior written consent is required under this Agreement, you agree to make a timely written request to us for such consent. Our approval or consent must be in writing and signed by an authorized officer to be effective.

20.2. Waivers. No delay or failure to exercise any right under this Agreement or to insist upon your strict compliance with any obligation or condition, and no custom or practice that differs from the terms of this Agreement, will constitute a waiver of our right to exercise the contract provision or to demand your strict compliance with the terms of this Agreement. Our waiver of any particular default does not affect or impair our rights with respect to any subsequent default you may commit. Our waiver of a default by another franchisee does not affect or impair our right to demand your strict compliance with the terms of this Agreement. Our acceptance of any payments due from you does not waive any prior defaults.

21. NOTICES

Notices related to this Agreement must be in writing and personally delivered, sent by registered mail, or by other means which affords the sender evidence of delivery, or of rejected delivery, to the respective parties. Any notice by a means that affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery. We will send notices intended for you to your address on the first page of this Agreement. You agree to send notices intended for us to our principal business address, which is currently 2200 West Cypress Creek Road, 1st Floor, Fort Lauderdale, Florida 33309. Either party can change its notice address by informing the other party in writing of a new address.

22. ENTIRE AGREEMENT AND AMENDMENTS

This Agreement and the documents referred to herein constitute the entire agreement between you and us with respect to the Franchised Business and supersede all prior negotiations, representations, correspondence, and agreements concerning the same subject matter. However, nothing in this Agreement is meant to disclaim any representation that we make in the Franchise Disclosure Document that we have given to you.

Any amendment to this Agreement will not be binding on either party unless that amendment is writing and signed by both parties.

23. CONSTRUCTION OF THE AGREEMENT, SEVERABILITY, AND SURVIVAL

23.1. Clauses are Severable. Each provision of this Agreement is severable from the others. If, for any reason, any provision is determined by a court to be invalid, the invalidity will not impair the operation of the remaining provisions of this Agreement. The latter will continue to be given full force and effect and bind us and you.

23.2. Survival of Clauses. Each provision of this Agreement that expressly or by reasonable implication is to be performed, in whole or in part, after the expiration, termination, or Transfer of this Agreement will survive such expiration, termination, or Transfer.

23.3 Force Majeure. If the performance of any obligation by any party under this Agreement is prevented, hindered or delayed by reason of Force Majeure, which cannot be overcome by reasonable commercial measures, then the parties shall be relieved of their respective obligations (but only to the extent, that the parties, having exercised best efforts, are prevented, hindered or delayed in such performance) during the period of such Force Majeure. The party whose performance is affected by an event of Force Majeure shall give prompt written notice in the circumstances of such Force Majeure event to the other party by describing the nature of the event and an estimate as to its duration, if possible. As used in this Agreement, the term “Force Majeure” means any act of God, strike, lock out or other industrial disturbance, terrorist act, war (declared or undeclared), riot, epidemic, fire or other catastrophe, or act of any government. However, your inability to obtain financing or make payments (regardless of the reason) does not constitute “Force Majeure.”

23.4 Cover Page, Recitals, and Captions. The parties agree to incorporate by reference, and include in the text of this Agreement, the information on the cover page and in the recital paragraphs. The parties also agree that all of the captions in this Agreement are meant only for the convenience of the parties, and none of the captions shall be deemed to affect the meaning or construction of any provision of this Agreement.

23.5 No Third Party Rights. Except as otherwise stated in this Agreement, nothing in this Agreement is intended (nor shall be deemed) to confer upon any party any rights or remedies under or by reason of this Agreement, except for you, us, and such of our respective successors and assigns as may be contemplated (and, as to you, permitted) by Sections 13 and 14 above.

24. GOVERNING LAW

This Agreement and the relationship between the parties is governed by and will be construed exclusively in accordance with the laws of the State of Florida (without regard to, and without applying, Florida conflict-of-law rules).

25. DISPUTES

25.1. Submission to Mediation. Except as otherwise provided in Section 25.7 below, any controversy or claim arising between us will first be submitted to non-binding mediation administered by an established, neutral mediation service with experience in franchise disputes. Both parties must sign a confidentiality agreement before participating in any mediation proceeding. The mediation will take place in the city where our principal offices are located at the time the demand for mediation is filed. Once either party has submitted a dispute to mediation, the obligation to attend will be binding on both parties. Each party will bear its own costs with respect to the mediation. The fee for the mediation, however, will be split equally.

25.2. Forum for Litigation. You and the Owners must file any suit against us, and we may file any suit against you, in the federal or state court where our principal office is located at the time the suit is filed. The parties waive all questions of personal jurisdiction and venue for the purpose of carrying out this provision.

25.3. Mutual Waiver of Class Actions. Any lawsuit, claim, counterclaim, or other action may be conducted only on an individual basis, and not as part of a consolidated, common, or class action.

25.4. Mutual Waiver of Jury Trial. You and we each irrevocably waive trial by jury in any litigation.

25.5. Mutual Waiver of Punitive Damages. Each of us waives any right to or claim of punitive, exemplary, multiple, or consequential damages against the other in litigation and agrees to be limited to the recovery of actual damages sustained.

25.6 Time Period to Bring Claims. Any and all claims and actions arising out of or relating to this Agreement, the relationship between you and us, or your operation of the Restaurant, brought by any party hereto against the other, must be commenced within one (1) year from the occurrence of the facts giving rise to such claim or action, or, it is expressly acknowledged and agreed by all parties, such claim or action will be irrevocably barred.

25.7. Remedies Not Exclusive. Except as provided in Sections 25.1 through 25.4 above, no right or remedy that the parties have under this Agreement is exclusive of any other right or remedy under this Agreement or under applicable law.

25.8. Our Right to Injunctive Relief. Nothing in this Agreement bars our right to obtain injunctive or declaratory relief against a breach or threatened breach of this Agreement that will cause us loss or damage. You agree that we will not be required to prove actual damages or post a bond or other security in seeking or obtaining injunctive relief (both preliminary and permanent) and/or specific performance.

25.9. Attorneys Fees and Costs. You agree to reimburse us for all expenses we reasonably incur (including attorneys’ fees): (a) to enforce the terms of this Agreement or any obligation owed to us by you and/or the Owners; and (b) in the defense of any claim you and/or the Owners assert against us upon which we substantially prevail in court, arbitration, mediation, or other formal legal proceedings.

26. ACKNOWLEDGMENTS

26.1. Independent Investigation. You and the Owners acknowledge that:

26.1.1. You have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that it involves business risks and that your results will be largely dependent upon your own efforts and ability;

26.1.2. We expressly disclaim the making of, and you acknowledge that you have not received, any representation, express or implied, as to the potential volume, profits or success of the business venture contemplated by this Agreement;

26.1.3. Any financial performance information presented in our Franchise Disclosure Document is not a warranty or guaranty of the results that you will achieve, and your experience is likely to differ; and

26.1.4. We do not, by virtue of any approvals or advice provided to you, assume responsibility or liability to you or any third-party to which we would otherwise not be subject.

26.1.5 You have sole and complete responsibility for the choice of the Premises; that we have not (and will not be deemed to have, even by virtue of our approval of the proposed Premises) given any representation, promise, or guarantee of your success at the Premises; and that you will be solely responsible for its own success at the Premises.

26.1.6 We make no warranty as to your ability to operate the Franchised Business in the jurisdiction in which the Franchised Business is to be operated. You must seek or obtain advice of counsel specifically with respect to this issue.

26.2. Receipt of Documents. You acknowledge that you received a copy of this Agreement, the exhibit(s) hereto, and agreements relating hereto, if any, with all of the blank lines therein filled in, at least seven (7) days before the date when this Agreement was signed, and with sufficient time within which to review the Agreement, with advisors of your choosing. You further acknowledge that you received our franchise disclosure document required by the Federal Trade Commission’s Franchise Rule at least fourteen (14) days before the date this Agreement was signed.

26.3. Personal Obligations of Owners. The Owners acknowledge that, by signing this Agreement or the Personal Guaranty attached as Appendix B, they are binding themselves as individuals to all of the terms and conditions of this Agreement, including without limitation Section 9, Section 14, Section 17, and Section 25.

26.4. System Standards. Although we retain the right to establish and periodically modify System standards, which you have agreed to maintain in the operation of the Franchised Business, you retain the right and sole responsibility for the day to day management and operation of the Franchised Business and the implementation and maintenance of System standards at the Franchised Business.

26.5. Other Offers. You acknowledge and agree that we may modify the offer of our franchises to other franchisees in any manner and at any time, which offers and agreements have or may have terms, conditions, and obligations that may differ from the terms, conditions, and obligations in this Agreement.

26.6. No Conflicting Obligations. Each party represents and warrants to the others that there are no other agreements, court orders, or any other legal obligations that would preclude or in any manner restrict such party from: (a) negotiating and entering into this Agreement; (b) exercising its rights under this Agreement; and/or (c) fulfilling its responsibilities under this Agreement.

[Signature page follows.]

The parties, intending to be legally bound, have entered into this Agreement on the date first written above.

Pizza Fusion Holdings, Inc.
Franchisee

By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

OPENING DEADLINE AND DELIVERY/CATERING AND ADVERTISING AREA

1. Opening Deadline: ____________________________ [Unless, otherwise agreed upon, the Opening Deadline will be nine months after the Agreement Date].

2. Delivery/Catering and Advertising Area:

(to be completed once Premises known).

3. Site Selection Area (if applicable):

Pizza Fusion Holdings, Inc.
Franchisee

By:	By:
Name:	Name:
Title:	Title:

-A -

APPENDIX B

PERSONAL GUARANTY

As an inducement to Pizza Fusion Holdings, Inc. (the “Franchisor”) to execute a Pizza Fusion Franchise Agreement (the “Agreement”) with ______________________________ (the “Company”), a ________________ organized under the laws of _______________________, the undersigned individuals (collectively, the “Guarantors”) unconditionally guarantee to Franchisor, its affiliates, and their successors and assigns that all of the Company’s obligations under the Agreement, and under other agreements or arrangements between the Company and Franchisor, its affiliates, or their successors or assigns (collectively, the “Obligations”), will be punctually paid and performed. The liability of the Guarantors under this Guarantee is joint and several.

1. Guarantee

Upon demand by Franchisor, the Guarantors will immediately satisfy each Obligation. Each Guarantor waives any right to require Franchisor to: (a) proceed against the Company or any other Guarantor for any contribution or payment required under the Agreement; (b) proceed against or exhaust any security from the Company or any other Guarantor; or (c) pursue or exhaust any remedy, including any legal or equitable relief, against the Company or any other Guarantor. Without affecting the liability of the Guarantors under this Guarantee, Franchisor may, without notice to the Guarantors, extend, modify, or release any Obligation, or settle, adjust, or compromise any claims against the Company. The Guarantors waive notice of amendment of the Agreement and notice of demand for contribution or payment by the Company and agree to be bound by any and all such amendments and changes to the Agreement.

2. Indemnity

The Guarantors agree to hold harmless and indemnify Franchisor its affiliates, and their respective officers, directors, shareholders, and employees against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees, reasonable costs of investigation, and court costs) resulting from, consisting of, or arising out of or in connection with any failure by the Company to perform any Obligation.

3. Duration

This Guarantee shall terminate upon the termination or expiration of the Agreement. However, all liabilities of the Guarantors arising from events which occurred on or before the effective date of termination shall remain in full force and effect until satisfied or discharged by the Guarantors. Upon the death of a Guarantor, the estate of the Guarantor shall be bound by this Guarantee, but only for defaults and obligations of the Guarantor existing at the time of death; and the obligations of the other Guarantors will continue in full force and effect.

4. Other Personal Obligations

Except as expressly authorized by the Agreement, the Guarantors agree that they shall not make any use of the intellectual property rights licensed under the Agreement and shall not disclose to any third-party or make use of any trade secrets, know-how, systems or methods of which Guarantors may acquire knowledge by virtue of the training they may have received from Franchisor, their involvement in the business, or their ownership interest in the Company.

B -1

The Guarantors acknowledge and agree to be bound personally by all covenants not to compete, confidentiality provisions, proprietary marks, governing law and dispute resolution provisions (including the jury trial waiver, limitation on the time for bringing claims, waiver of class actions, and waiver of punitive damages), and restrictions on transfer of interest contained in the Agreement (however, the Guarantors understand and acknowledge that this Guarantee does not grant them any right to use the “Pizza Fusion” marks or system licensed to Franchisee under the Agreement).

GUARANTORS:

Date:

Printed Name:

Home Address:

Date:

Printed Name:

Home Address:

Date:

Printed Name:

Home Address:

B -2

APPENDIX C

SAMPLE OF NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

(BETWEEN FRANCHISEE AND ITS PERSONNEL)

THIS SAMPLE OF NON-DISCLOSURE AND NON-COMPETITION AGREEMENT (“Agreement”) is made this _____ day of _________, 20___, by and between ___________________________ (the “Franchisee”), and ___________________________, who is an officer, director, or employee of Franchisee (the “Member”).

RECITALS:

WHEREAS, __________________ (“Franchisor”) has developed a distinctive set of specifications and operating procedures (collectively, the “System”) for the operation of “Pizza Fusion” restaurant businesses (“Franchised Businesses”).

WHEREAS, Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Franchised Business under the terms and conditions of the Franchise Agreement;

WHEREAS, the Member, by virtue of his or her position with Franchisee, will gain access to certain of Franchisor’s Confidential Information, as defined herein, and must therefore be bound by the same confidentiality and non-competition agreement that Franchisee is bound by.

IN CONSIDERATION of these premises, the conditions stated herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Confidential Information. Member shall not, during the term of the Franchise Agreement or thereafter, communicate, divulge or use, for any purpose other than the operation of the Franchised Business, any confidential information, knowledge, trade secrets or know-how which may be communicated to Member or which Member may learn by virtue of Member’s relationship with Franchisee. All information, knowledge and know-how relating to Franchisor, its business plans, Franchised Businesses, or the System (“Confidential Information”) is deemed confidential, except for information that Member can demonstrate came to Member’s attention by lawful means prior to disclosure to Member; or which, at the time of the disclosure to Member, had become a part of the public domain.

2. Covenants Not to Compete.

(a) Member specifically acknowledges that, pursuant to the Franchise Agreement, and by virtue of its position with Franchisee, Member will receive valuable specialized training and Confidential Information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of Franchisor and the System.

(b) Member covenants and agrees that during the term of the Franchise Agreement, except as otherwise approved in writing by Franchisor, Member shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or entity:

(i) Own, manage, engage in, be employed by, advise, make loans to, consult for, rent or lease to, or have any other interest in business that (directly or indirectly) operates, or grants franchises or licenses to operate, a restaurant featuring pizza and related food specialties or that offers products or services substantially similar to those then offered by Pizza Fusions Restaurants (“Competitive Business”);

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(ii) Divert or attempt to divert any business or customer, or potential business or customer, to any Competitive Business; or

(iii) Induce any person to leave his or her employment with Franchisee or Franchisor.

(c) Member covenants and agrees that during the Post-Term Period (defined below), except as otherwise approved in writing by Franchisor, Member shall not, either directly or indirectly, own, manage, engage in, be employed by, advise, make loans to, consult for, or have any other interest in any Competitive Business that is, or intends to operate, within a three (3) mile radius of the premises of your Franchised Business or within a three (3) mile radius of any Franchised Business then-operating or under construction to operate under the System.

(d) As used in this Agreement, the term “Post-Term Period” shall mean a continuous uninterrupted period of two (2) years from the date of: (a) a transfer permitted under Section 14 of the Franchise Agreement; (b) expiration or termination of the Franchise Agreement (regardless of the cause for termination); (c) termination of Member’s employment with Franchisee; and/or (d) a final order of a duly authorized arbitrator, panel of arbitrators, or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing or with respect to the enforcement of this Agreement; either directly or indirectly (through, on behalf of, or in conjunction with any persons, partnership, corporation or entity).

3. Injunctive Relief. Member acknowledges that any failure to comply with the requirements of this Agreement will cause Franchisor irreparable injury, and Member agrees to pay all court costs and reasonable attorney’s fees incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Agreement.

4. Severability. All agreements and covenants contained herein are severable. If any of them, or any part or parts of them, shall be held invalid by any court of competent jurisdiction for any reason, then the Member agrees that the court shall have the authority to reform and modify that provision in order that the restriction shall be the maximum necessary to protect Franchisor’s and/or Franchisee’s legitimate business needs as permitted by applicable law and public policy. In so doing, the Member agrees that the court shall impose the provision with retroactive effect as close as possible to the provision held to be invalid.

5. Delay. No delay or failure by the Franchisor or Franchisee to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right provided herein, and no waiver of any violation of any terms and provisions of this Agreement shall be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.

6. Third-Party Beneficiary. Member hereby acknowledges and agrees that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with Franchisee.

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IN WITNESS WHEREOF, the Franchisee and the Member attest that each has read and understands the terms of this Agreement, and voluntarily signed this Agreement on the date first written above.

FRANCHISEE	MEMBER

By:	By:

Name:	Name:

Title:	Title:

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